16 October 2013

BETWEEN

UPPERSIDE SA

NAXICAP RENDEMENT 2018

BANQUE POPULAIRE DEVELOPPEMENT

as Sellers

AND

WRIGHT MEDICAL GROUP, Inc.

as Purchaser

_________________________________________________

SALE AND PURCHASE AGREEMENT

relating to the sale of Biotech International
__________________________________________________

SALE AND PURCHASE AGREEMENT

BETWEEN THE UNDERSIGNED:

1.
UPPERSIDE SA, a French société anonyme, with a share capital of EUR 1,000,000, having its registered office at 305 allée de Craponne - 13300 Salon de Provence, registered under number 403 123 011 RCS Salon de Provence, represented by Philippe Véran and Bruno Thévenet duly empowered for the purposes hereof (“Upperside” or the “Majority Seller”),

2.
NAXICAP RENDEMENT 2018, a French société par actions simplifiée, with a share capital of EUR 26,287,000, having its registered office at 5 rue de Monttessuy - 75007 Paris, registered under number 522 212 182 RCS Paris, represented by Laurent Gelpi duly empowered for the purposes hereof,

3.
BANQUE POPULAIRE DEVELOPPEMENT, a French société anonyme, with a share capital of EUR 456,116,688, having its registered office at 5 rue de Monttessuy - 75007 Paris, registered under number 378 537 690 RCS Paris, represented by Laurent Gelpi duly empowered for the purposes hereof,

The undersigned (2) and (3), each acting individually and not jointly nor severally (individuellement et sans solidarité), are hereinafter referred to collectively as the “Naxicap Sellers” and individually as a “Naxicap Seller”,

The Majority Seller and the Naxicap Sellers, each acting individually and not jointly nor severally (individuellement et sans solidarité), are hereinafter referred to collectively as the “Sellers” and individually as a “Seller”

AND

4.	WRIGHT MEDICAL GROUP, INC.
a Delaware corporation, having its registered office at 5677 Airline Road, Arlington, Tennessee 38002, USA, whose shares are admitted to trading on Nasdaq, represented by Pascal E. R. Girin duly empowered for the purposes hereof,

The undersigned (4) is hereinafter referred to as the “Purchaser”.

The Sellers and the Purchaser are hereinafter referred to collectively, as the “Parties” and, individually, as a “Party”.

In the presence of Mr. Philippe Véran and Mr. Bruno Thévenet for purposes of Clause 7.3 (Majority Seller’s non-compete undertaking).

RECITALS:

(A)	Terms starting with a capital letter and not defined in the recitals shall have the meaning ascribed to them in Clause 1.1 (Definitions).

(B)
Biotech International is a French société par actions simplifiée, with a share capital of EUR 3,000,000, having its registered office at 305 allée de Craponne - 13300 Salon de Provence, registered under number 390 038 966 RCS Salon de Provence (“Biotech International” or the “Target Company”).

The Target Company is the holding company of a group of companies carrying out the following activities: (i) the research, development, manufacturing and sale of orthopaedic implants used in surgical procedures in the upper and lower extremities as well as the manufacturing and sale of orthopaedic surgical instruments, used in surgical procedures in the upper and lower extremities (the “Orthopaedic Business”) and (ii) the research, development, manufacturing and sale of dental or other implants used in connection with dental, maxillofacial or plastic surgery (the “Dental Business”).

(C)
The Target Company has issued 30,000 ordinary shares with a par value of EUR 100 per share, representing (before any and all dilutions) 100% of its share capital and voting rights (the “Target Shares”).

The allocation of the Target Shares among the Sellers on the date hereof is as follows:

Sellers	Number of Target Shares	% of Target Company’s share capital and voting rights (before and after any and all dilutions)
Upperside	20,584	68.61%
Naxicap Rendement 2018	4,708	15.69%
Banque Populaire Développement	4,708	15.69%
Total	30,000	100%

Part of the Target Shares held by the Majority Seller, representing 4,500 Target Shares, are pledged at the date hereof in favor of the bank LCL pursuant to a pledge agreement dated 14 January 2011.

(D)
Biotech International owns on the date hereof, and will own on the Completion Date, directly and/or indirectly, various subsidiaries and majority or minority shareholdings involved as the case may be in the Orthopaedic Business or the Dental Business as set out in Schedule D.

(E)
In order to rationalize the group’s organisation and with a view to sell the Orthopaedic Business, it has been decided to proceed, prior to the Completion Date, to the carve out of the Dental Business in order to sell to the Purchaser (i) directly 100% of the share capital and voting rights of Biotech International and (ii) indirectly Biotech International’s subsidiaries and shareholdings, all said entities (referred to in (i) and (ii) above) being involved in the Orthopaedic Business only, i.e.:

(a)	Biotech Ortho, a fully owned subsidiary of the Target Company and Biotech Benelux, in which Target Company holds 99% of the share capital and voting rights (the “Target Subsidiaries”); and

(b)
(i) Biotech CH, a fully owned subsidiary of Biotech Ortho, (ii) TriMed Biotech, Inc. and (iii) TriMed Biotech SAS, in which Biotech Ortho holds 50% of the share capital and voting rights as well as (iv) TriMed Hellas, in which Biotech Ortho currently holds 60% of the share capital and voting rights and will transfer, at the latest on the Completion Date, this 60% shareholding to TriMed Biotech SAS (the “Target Shareholdings”) (the Target Shareholdings, together with the Target Company and the Target Subsidiaries, the “Target Group” or the “Target Group Companies”).

(F)
The Purchaser having expressed its interest in acquiring the Orthopaedic Business of the Target Group, the Purchaser and its advisors have been granted access to information, documents and data relating to the Target Group and its operations through an on-line data room (which most updated index dated October 15, 2013 is attached for information as Schedule F), in order to carry out a business, accounting, financial, legal, tax and environmental due diligence of the Target Group Companies and have been able to raise questions and obtain responses in the context of Q&A sessions (the “Information”). They were also given access to the managers and the officers of the Target Company.

(G)
Following this due diligence exercise, the Purchaser has confirmed to the Sellers its intention to acquire the Target Shares and the Sellers have agreed to sell the Target Shares under the terms and conditions set forth in this Agreement.

IT IS HEREBY AGREED AS FOLLOWS:

1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions

In this Agreement:

“Accountant”	has the meaning ascribed to it in Clause 3.1.3(c) (Dispute Resolution).
“Adjustment Statement”	has the meaning ascribed to it in Clause 3.1.3(a) (Preparation of Closing Financial Statements and Adjustment Statement).
“Affected Party”	has the meaning ascribed to it in Clause 10.1.1(a) (Principles of indemnification).
“Affiliate”
means with respect to any person, any other person that directly or through one or more intermediaries, controls or is controlled by, or is under the common control with such first person, where the term “control” has the meaning given to it by Article L. 233-3 of the French Commercial Code.

“Agreement”	means this agreement and its Schedules.
“Biocétis Agreement”	means the agreement to be entered into between Biocétis and the Target Company on the Completion Date, the financial and technical terms and conditions of which are set out in Schedule 6.2.1(b)(v).
“Biotech Dental”
means a French société par actions simplifiée, with a share capital of EUR 10,000, having its registered office at 305 allée de Craponne - 13300 Salon de Provence, registered under number 795 001 304 RCS Salon de Provence.

“Biotech International”	has the meaning ascribed to it in paragraph B of the recitals.
“Business Day”	means a day which is not a Saturday, a Sunday or a public holiday in France.
“Cash”
means, with respect to the Target Group Companies (excluding Biotech Benelux, Biotech CH, TriMed Biotech, Inc. and TriMed Hellas), the aggregate amount as at the Completion Date of (i) available cash and other cash equivalent including marketable securities and (ii) credit balances with banks, financial or other similar institutions, including interest accrued thereon.

“Cash Consideration”	has the meaning ascribed to it in Clause 3.1.1(i) (Amount of the Upperside Purchase Price).
“Claim”	means a Direct Claim or a Third Party Claim.
“Claim Notice”	has the meaning ascribed to it in Clause 10.4.2 (Submission of a Claim for indemnification).
“Clause”	means each clause of the Agreement.
“Closing Financial Statements”	has the meaning ascribed to it in Clause 3.1.3(a) (Preparation of Closing Financial Statements and Adjustment Statements).
“Closing Working Capital”	has the meaning ascribed to it in Clause 3.1.1(v) (Amount of the Upperside Purchase Price).
“Combined Revenue”
means the revenue generated by the sales of products sold in connection with the Orthopaedic Business whether by any of the Target Group Companies or the Purchaser or any of their Affiliates to any clients in France, excluding revenues resulting from sales of products included in the Wright Medical group portfolio after the Completion Date through new acquisitions in France.

“Completion”	has the meaning ascribed to it in Clause 6.1 (Completion Date and Location).
“Completion Date”	has the meaning ascribed to it in Clause 6.1 (Completion Date and Location).
“Condition Precedent”	has the meaning ascribed to it in Clause 4.1 (Conditions Precedent).
“Confidential Information”	has the meaning ascribed to it in Clause 12.1 (Announcements - Confidentiality).
“Dental Business”	has the meaning ascribed to it in paragraph B of the recitals.
“Dental Business Operations”	means any and all operations of the Target Company and of Biotech Benelux in relation to the Dental Business.
“Dental Carve Out”	means the transactions to be completed to achieve the Dental Business carve out and set out in Schedule 4.1 (a).
“Direct Claim”	has the meaning ascribed to it in Clause 10.4.2(c) (Submission of a Claim for indemnification).

“Earn Out”	has the meaning ascribed to it in Clause 3.1.4 (Earn Out).
“Earn Out 2014”	has the meaning ascribed to it in paragraph (i) (Earn Out 2014) of Clause 3.1.4(a) (Criteria).
“Earn Out 2015”	has the meaning ascribed to it in paragraph (ii) (Earn Out 2015) of Clause 3.1.4(a) (Criteria).
“Earn Out Companies”	means the companies generating all or part of the Combined Revenue as referred to in the definition of such revenue.
“Earn Out Statement”	has the meaning ascribed to it in paragraph (b) (Modalities/ Procedure) of Clause 3.1.4 (Earn Out).
“Encumbrance”	means all charges, guarantees, privileges, liens, pledges, mortgages, options, preferential rights, or any other security interest or restrictions.
“Escrow”	has the meaning ascribed to it in Clause 10.9 (Escrow Agreement).
“Escrow Agent”	has the meaning ascribed to it in Clause 10.9 (Escrow Agreement).
“Escrow Agreement”	has the meaning ascribed to it in Clause 10.9 (Escrow Agreement).
“EUR”	means Euro(s), ie. the legal currency in the European Union for its member states which have adopted it as the legal single European currency.
“Financial Debt”
means the aggregate amount of any financial liabilities of the Target Group Companies (excluding Biotech Benelux, Biotech CH, TriMed Biotech, Inc. and TriMed Hellas) as at the Completion Date, it being specified that the financial liabilities mean any loan, any debt with banks, credit or similar institutions or any shareholder or equity interest holder, producing interest, excluding for the avoidance of doubt financial and operating leases.

“Financial Statements”
means (i) the audited financial statements:
- of the Target Company, Biotech Ortho and TriMed Biotech SAS as of and for the financial year ended 30 June 2013; and
(ii) the financial statements :
- of Biotech Benelux as of and for the financial year ended 30 June 2012, it being specified that the Majority Seller will provide on the Completion Date a copy of the financial statements of Biotech Benelux as of 30 June 2013;

- of TriMed Biotech Inc. as of and for the financial year ended 31 March 2013; - of TriMed Hellas and Biotech CH as of and for the financial year ended 31 December 2012.
“First Period”	has the meaning ascribed to it in paragraph (i) (Earn Out 2014) of Clause 3.1.4(a) (Criteria).
“Fundamental Sellers’ Warranties”
means (i) as far as the Majority Seller is concerned, the Warranties referred to in Clauses 8.3.1, 8.4.1 and 8.4.2 and (ii) as far as the Naxicap Sellers are concerned, the Warranties referred to in Clause 8.3.1.

“GAAP”	means the local generally accepted accounting principles (GAAP) applicable to each of the Target Group Companies.
“Governmental Authorities”	means any domestic, foreign or supranational court or other judicial authority or governmental, administrative or regulatory body, department, agency, commission or authority.
“Government Official”
means (a) any officer or employee of a Governmental Authority; (b) any person acting in an official capacity for or on behalf of a Governmental Authority or instrument of a Governmental Authority; (c) any officer or employee of a company or business owned in whole or part by a Governmental Authority; (d) any officer or employee of a public international organization such as the World Bank or United Nations; (e) any officer or employee of a political party or any person acting in an official capacity on behalf of a political party; and/or (f) any candidate for political office.

“Headquarters Employees”	means the Target Company’s employees listed in Schedule 5.2.
“Information”	has the meaning ascribed to it in paragraph F of the recitals.
“Insurance Policies”	has the meaning ascribed to it in Clause 8.20 (Insurance).
“Intellectual Property Rights”	has the meaning ascribed to it in Clause 8.16 (Intellectual and industrial property).
“Judgment”	means any award, decision, injunction, judgment, order or ruling entered, issued, made or rendered by any court, administrative agency or other Governmental Authority or by any arbitrator.
“Laws”	means any law, statute, regulation, rule, ordinance, order or decree of any Governmental Authority

(including any judicial or administrative interpretation thereof) in force, fully implemented and enforceable as of the date hereof.
“Lease Agreements”
means (i) the lease agreement relating to the Salon de Provence site to be entered into between TV Immobilier and the Target Company on the Completion Date, and (ii) the lease agreement relating to the Nogent site to be entered into between TV Immobilier and Biotech Ortho on the Completion Date, the main terms and conditions of which are set out in Schedule 6.2.1(b)(iii).

“Leased Properties”	has the meaning ascribed to it in Clause 8.11 (Real property).
“Loss”	has the meaning ascribed to it in Clause 10.1.1(a) (Principles of indemnification).
“Majority Seller”	has the meaning ascribed to it in the heading of the Agreement.
“Majority Seller’s Knowledge”
means the Majority Seller’s actual knowledge and, more specifically, that of Mr. Bruno Thévenet and/or Mr. Philippe Véran in their capacities as officers or executives of the Target Group Companies as the case may be. The knowledge referred to herein shall be understood to mean that of normally prudent and diligent executive or officer.

“Material Adverse Effect”
means any event, circumstance, occurrence, change, effect or fact, or group of any of the foregoing, that (a) would, or would be reasonably likely to, prevent or materially delay the consummation of the transactions described in this Agreement or (b) results in, or would reasonably be expected to result in, a material adverse effect on, or a material adverse change in the business, operations, assets, liabilities, condition (financial or otherwise) or results of operations of the Orthopaedic Business of the Target Group Companies taken as a whole, except to the extent that any such event, circumstance, occurrence, change, effect or fact, or group of any of the foregoing, directly results from (i) compliance with any written request of Purchaser, (ii) changes in general economic conditions (provided that such changes do not have a materially disproportionate effect on the Orthopaedic Business as compared to the Orthopaedic Business’s competitors), (iii) changes generally affecting the industry in which the Orthopaedic Business operates (provided that such changes do not have a materially disproportionate effect on the Orthopaedic Business as compared to the Orthopaedic Business’s competitors), (iv) any acts of terrorism, military action or war (provided that such acts do not have a materially disproportionate effect on the Orthopaedic Business as compared to the Orthopaedic Business’s competitors), (v) changes in Laws or GAAP generally affecting the industry in which the Orthopaedic Business operates (provided that such changes do not have a materially disproportionate effect on the Orthopaedic Business as compared to the Orthopaedic Business’s competitors), (vi) natural disasters or acts of God (provided that such changes do not have a materially disproportionate effect on the Orthopaedic Business as compared to the Orthopaedic Business’s competitors), (vii) the announcement of the transactions or the pendency of any investigation relating to the transactions contemplated in this Agreement, or (viii) any action taken by the United States Food and Drug Administration against any of the Target Group Companies.

“Majority Seller’s Liability Cap”	has the meaning ascribed to it in Clause 10.3.3 (Limitations).
“Material Contracts”	has the meaning ascribed to it in Clause 8.13 (Material Contracts, other commercial contracts and public procurement).
“Mrs. Burguière”	means Mrs. Marie-Béatrice Burguière, born on 11 may 1964 in Jemappes, Belgium, residing at 12 rue Beau Marché, 5170 Profondeville, Belgium.
“Naxicap Purchase Price”	has the meaning ascribed to it in Clause 3.2.1 (Amount of the Naxicap Purchase Price).
“Naxicap Seller(s)”	has the meaning ascribed to it in the heading of the Agreement.
“Naxicap Vendors’ Notes”	has the meaning ascribed to it in paragraph (a) of Clause 3.2.2 (Payment of the Naxicap Purchase Price).
“Net Debt Adjustment”
means the difference between:
(i) the estimated Cash and Financial Debt referred to under Clause 3.1.2(a); and

(ii) the amount of the Cash and Financial Debt as set out in the Closing Financial Statements.

“Orthopaedic Business”	has the meaning ascribed to it in paragraph B of the recitals.
“Party” or “Parties”	has the meaning ascribed to it in the heading of the Agreement.
“Permit(s)”	means all permits, approvals, consents, rulings, authorization and licenses from Governmental Authorities necessary to conduct the Warranted

Companies' activities as they are being conducted as at the date hereof and as at the Completion Date.
“Purchase Price”	means the Naxicap Purchase Price and the Upperside Purchase Price.
“Purchaser”	has the meaning ascribed to it in the heading of the Agreement.
“Restricted Area”	means the countries where the Target Group Companies operate on the Completion Date.
“Restricted Period”	means three (3) years as from the Completion Date.
“Schedule”	means a schedule to the Agreement.
“Second Period”	has the meaning ascribed to it in (ii) (Earn Out 2015) of Clause 3.1.4(a) (Criteria).
“Seller” or “Sellers”	has the meaning ascribed to it in the heading of the Agreement.
“Shareholders Agreement”	means the shareholders agreement dated 25 May 2009 entered into between the Sellers as amended from time to time governing their relationships as shareholders of the Target Company.
“Survival Period”	has the meaning ascribed to it in Clause 10.4.1 (Submission of a Claim for indemnification).
“Target Company”	has the meaning ascribed to it in paragraph B of the recitals.
“Target Group”	has the meaning ascribed to it in paragraph E(b) of the recitals.
“Target Group Company” or “Target Group Companies”	has the meaning ascribed to it in paragraph E(b) of the recitals.
“Target Shares”	has the meaning ascribed to it in paragraph C of the recitals.
“Target Subsidiaries”	has the meaning ascribed to it in paragraph E(a) of the recitals.
“Target Shareholdings”	has the meaning ascribed to it in paragraph E(b) of the recitals.
“Tax(es)”
means any and all taxes, direct or indirect, levies, fees, duties, contributions, impositions, or charges payable in accordance with the tax, custom and social security laws and regulations applicable, including, without limitation, all French, foreign, state or local income (personal and corporate), sales, employment, social security, retirement, payroll, profit, use, trade, capital, business, occupation, property, excise, value-added, unitary, withholding, stamp, transfer, registration or license taxes, and taxes or tax credits measured by or imposed on net worth, and all other taxes, levies, imposts, duties and public service or governmental obligations, including in particular para-fiscal charges, customs duties or similar duties, together with interest, increments, penalties and additions claimed with respect thereto.

“Third Party”	means any person other than the Parties.
“Third Party Claim”	has the meaning ascribed to it in paragraph (c) of Clause 10.4.2 (Submission of a Claim for indemnification).
“Transitional Services Agreements”
means the transitional services agreements to be entered into between Biotech Dental and Biotech International on the Completion Date and to be negotiated in good faith between the Majority Seller and the Purchaser in the period between signature of this Agreement and the Completion Date, such transitional services agreements to include, in particular, HR, logistics, purchasing, quality control, financial, accounting and IT, and to be provided at cost.

“TriMed Inc.”	means TriMed Inc, a company incorporated under the laws of California, whose registered office is located in Valencia, California (United States).
“TriMed Biotech Inc.”	means TriMed Biotech Inc., a Target Shareholding whose main particulars are detailed in Schedule 8.4 (Target Subsidiaries and Target Shareholdings).
“TriMed Biotech SAS”	means TriMed Biotech SAS, a Target Shareholding whose main particulars are detailed in Schedule 8.4 (Target Subsidiaries and Target Shareholdings).
“TriMed Hellas”	means TriMed Hellas, a Target Shareholding whose main particulars are detailed in Schedule 8.4 (Target Subsidiaries and Target Shareholdings).
“Trimed JV Agreement”	has the meaning ascribed to it in Clause 5.6. (TriMed Joint Venture Arrangement)
“Upperside”	has the meaning ascribed to it in the heading of the Agreement.
“Upperside Base Purchase Price”	has the meaning ascribed to it in Clause 3.1.1 (Amount of the Upperside Purchase Price).

“Upperside Initial Base Purchase Price”	has the meaning ascribed to it in Clause 3.1.2(a) (Determination of the Upperside Initial Base Purchase Price).
“Upperside Purchase Price”	has the meaning ascribed to it in Clause 3.1.1 (Amount of the Upperside Purchase Price).
“Upperside Services Agreement”	means the services agreement attached as Schedule 6.2.1(b)(iv).
“USD”	means United States Dollar(s), ie. the legal currency in the United States of America.
“Warranted Companies”	means all of the Target Group Companies.
“Warranties”	means the representations and warranties of the Sellers set out in Clause 8 (Representations and warranties of the Sellers).
“WM Shares”	has the meaning ascribed to it in Clause 3.1.1 (Amount of the Upperside Purchase Price).
“Working Capital”
means the operating working capital of the Target Group Companies (excluding Biotech Benelux, Biotech CH, TriMed Biotech, Inc. and TriMed Hellas) at close of business as at the Completion Date comprising:
the sum of:
(i)  the inventories (stocks), net of any provisions including work in progress and finished products; and
(ii) the trade receivables and notes receivables (créances et comptes clients), net of any provisions for doubtful accounts and provisions for returns; and
(iii) other receivables (autres créances); and
(iv) prepaid expenses (charges constatées d’avance);
minus:
(v) trade and note payables (dettes et comptes fournisseurs); and
(vi) tax and social payables (dettes fiscales et sociales); and
(vii) other payables (autres dettes);
after taking into account the contribution of the Dental Business from the Target Company to Biotech Dental;
by way of example, on the basis of the pro forma opening balance sheet of the Target Company, Biotech Ortho and TriMed Biotech SAS (excluding the Dental

Business) as at 1 July 2013 attached as Schedule 1.1, the Working Capital amounts to EUR 10,050,000.
“Working Capital Adjustment”	has the meaning ascribed to it in Clause 3.1.1 (Amount of the Upperside Purchase Price).

1.2	Interpretation

In this Agreement, unless the context requires otherwise:

(a)	clause and paragraph headings are inserted for ease of reference only and shall not affect construction;

(b)	references to Clauses are to those appearing in this Agreement and references to Schedules are to those appearing in this Agreement;

(c)	the Schedules to this Agreement shall be deemed to be a part of this Agreement, and references to "this Agreement" shall be deemed to include such Schedules;

(d)
words denoting one gender include all genders, words denoting individuals or persons include corporations and trusts and vice versa, words denoting the singular include the plural and vice versa, and words denoting the whole include a reference to any part thereof;

(e)	the meaning of French terms or expressions appearing in italics in this Agreement shall prevail over the meaning of any English term or expression appearing next to them;

(f)	any agreement or document in French attached to this Agreement or any reference in French to any such agreement or document is valid and shall not require any translation into English;

(g)	the following rules of interpretation shall apply unless the context shall require otherwise:

(i)	definitions used in this Agreement shall apply equally to both the singular and plural forms of the terms defined.

(ii)	whenever used in this Agreement:

(1)	the words “include”, "includes" and "including" shall be deemed to be followed by the phrase "without limitation"; and

(2)	the words “hereof”, “herein” and similar words shall be construed as references to this Agreement as a whole and not just to the particular section or subsection in which the reference appears;

(h)	a reference to a specific time of day shall be to local time in Paris, France;

(i)	a reference to any party to this Agreement or any other agreement or document includes such party's successors and permitted assigns;

(j)
any reference to amounts representing sums of money may be denominated indifferently in EUR or USD; however any payments to be made from the Purchaser to the Majority Seller (or vice versa) pursuant to any provision of this Agreement shall be made in USD; therefore, any amount denominated in a currency other than USD shall be converted in USD using the relevant market currency exchange rate as published in the Wall Street Journal two (2) Business Days prior to the date of such payment.

2.	Purchase and sale of the Shares

Upon the terms and subject to the conditions set forth in this Agreement (in particular the Conditions Precedent), the Sellers undertake to sell to the Purchaser the Target Shares and the Purchaser undertakes to purchase, with effect on the Completion Date, from the Sellers the Target Shares, free and clear of all Encumbrances, together with all rights including, subject to the provisions of Clause 6.2.3 (Exceptional distribution of dividends and reimbursement of the Naxicap Vendors’ Notes), all rights to dividends and in particular the right to all accrued dividends with respect to the financial year closed on 30 June 2013 and any and all obligations attached thereto, the Sellers selling to the Purchaser and the Purchaser buying from the Sellers, a number of Target Shares in the proportions set out in Schedule 2.

3.	PURCHASE PRICE - PAYMENT

3.1	Purchase price to be paid to the Majority Seller

3.1.1	Amount of the Upperside Purchase Price

The aggregate consideration for the sale and purchase of the Target Shares held by the Majority Seller (the “Upperside Purchase Price”) shall be calculated as follows:

(i)
a cash consideration in an amount equal to USD 55,000,000 minus the Naxicap Purchase Price as converted into USD using the relevant market currency exchange rate as published in the Wall Street Journal two (2) Business Days prior to the Completion Date (the “Cash Consideration”);

(ii)
plus a consideration in kind consisting in the transfer of 742,115 common shares issued by Wright Medical Group, Inc. as defined in the heading of this Agreement (the “WM Shares” and together with the Cash Consideration, the “Upperside Base Purchase Price”) representing a total value of USD 20,000,000 on the basis of a price per share of USD 26.95; it being specified that the number of WM Shares shall be fixed and final for the purposes of Clause 3.1.3;

(iii)	plus the amount of Cash;

(iv)	minus the amount of Financial Debt;

(v)
plus the amount, if any, by which the aggregate Working Capital of the Target Group Companies (excluding Biotech Benelux, Biotech CH, TriMed Biotech, Inc. and TriMed Hellas) shown in the Closing Financial Statements (the “Closing Working Capital”) exceeds EUR 11,100,000;

OR minus the amount, if any, by which the Closing Working Capital is below the amount of EUR 8,900,000;

(the “Working Capital Adjustment”);

(vi)	plus the Earn Out (as such term is defined below in Clause 3.1.4), if earned, in a maximum amount of USD 5,000,000;

it being specified that Cash, Financial Debt, Closing Working Capital and Working Capital Adjustment shall be finally determined as set forth in Clause 3.1.3.

3.1.2	Payment of the Upperside Initial Base Purchase Price

(a)	Determination of the Upperside Initial Base Purchase Price

Not less than five (5) Business Days prior to the Completion Date, the Majority Seller shall deliver to the Purchaser its good faith estimate of the Upperside Base Purchase Price, setting forth the estimated Cash and Financial Debt. The Upperside Base Purchase Price as thus estimated is hereinafter referred to as the “Upperside Initial Base Purchase Price”.

(b)	Payment of the Upperside Initial Base Purchase Price

On the Completion Date, the Purchaser shall pay the Upperside Initial Base Purchase Price to the Majority Seller, ie.:

(i)
proceed with the payment of the portion in cash of the Upperside Initial Base Purchase Price by wire transfer in immediately available funds (with value date (date de valeur) on the Completion Date) to the bank account of the Majority Seller the reference of which will have to be notified by the Majority Seller to the Purchaser three (3) Business Days prior to the Completion Date at the latest; and

(ii)
deliver the WM Shares to the Majority Seller in accordance with applicable US securities laws and stock exchange regulations and subject to the necessary procedures for the implementation of the Escrow Agreement referred to in Clause 10.9 (Escrow agreement).

(c)
All payments made to the Majority Seller pursuant to this Agreement shall be made free and clear of, and without deduction for taxes, set-offs, charges, withholdings, counterclaims or other deductions whatsoever save for as may be imposed by mandatory provisions of applicable law.

3.1.3	Adjustment of the Upperside Initial Base Purchase Price

(a)	Preparation of Closing Financial Statements and Adjustment Statement

As promptly as practicable after the Completion Date, but no later than twenty (20) Business Days after the Completion Date, the Majority Seller shall deliver to the Purchaser financial statements of the Target Group Companies (excluding Biotech Benelux, Biotech CH, TriMed Biotech Inc. and TriMed Hellas) as at the Completion Date (the “Closing Financial Statements”) and a certificate based on the Closing Financial Statements setting forth the calculation of Cash, Financial Debt and the resulting Net Debt Adjustment as well as the Closing Working Capital and the resulting Working Capital Adjustment (the “Adjustment Statement”).

The Closing Financial Statements shall be prepared in accordance with GAAP, on a basis consistent with past practices (to the extent they are compliant with GAAP).

The Adjustment Statement shall be drawn up from the Closing Financial Statements and shall be prepared by the Majority Seller on the basis of the definitions of Cash, Financial Debt, Closing Working Capital, and Net Debt Adjustment and Working Capital Adjustment set forth in this Agreement.

(b)	Review of Closing Financial Statements and Adjustment Statement

If the Purchaser objects to the Closing Financial Statements and/or the Adjustment Statement, it shall notify the Majority Seller thereof in writing within twenty (20) Business Days following the receipt by the Purchaser of the Closing Financial Statements and the Adjustment Statement. Any notice made pursuant to this Clause shall set forth a description of the objection and the adjustment of the Closing Financial Statements or the Adjustment Statement which the Purchaser believes should be made.

If and to the extent that the Purchaser does not object to the Closing Financial Statements and the Adjustment Statement within the twenty (20) Business Day period set forth above, the Closing Financial Statements and the Adjustment Statement shall be deemed to have been finally agreed between the Majority Seller and the Purchaser, in which case the Purchaser shall be deemed to have waived any right to challenge the Closing Financial Statements and the Adjustment Statement in any court of competent jurisdiction.

(c)	Dispute Resolution

If the Purchaser has duly delivered a notice of objection in accordance with the above, the Purchaser and the Majority Seller shall, during the twenty (20) Business Days following such delivery, use their good faith efforts to reach agreement on the disputed items or amounts in order to determine Cash, Financial Debt, Net Debt Adjustment, Closing Working Capital and Working Capital Adjustment. If, during such period, the Purchaser and the Majority Seller are unable to reach such agreement, either of them may refer the remaining differences to the following first rank certified public accounting firm Eight Advisory or, should they not be available or refuse to be appointed, Mazars (the “Accountant”). In case neither is available, or they both refuse to be appointed, the most diligent of the Purchaser and the Majority Seller shall request the appointment of the Accountant before the President of the

Commercial Court of Paris, it being specified that the Accountant shall be partner at a first rank certified public accounting firm.

The Accountant shall be instructed by the Purchaser and the Majority Seller to determine, acting as a “mandataire commun des parties” (and not as an arbitrator) in accordance with article 1592 of the French Civil Code, on the basis of the standards set forth in this Agreement, and only with respect to the remaining differences submitted to it and within the range in dispute between the Purchaser and the Majority Seller, whether and to what extent the Closing Financial Statements or Cash, Financial Debt, Net Debt Adjustment or Closing Working Capital or Working Capital Adjustment require adjustment. The Purchaser and the Majority Seller shall instruct the Accountant to deliver its written opinion to them no later than thirty (30) Business Days after the remaining differences are referred to it. The decision of the Accountant shall be conclusive and binding on the Purchaser and the Majority Seller and shall not be subject to any recourse, except in case of a gross mistake (erreur grossière) of the Accountant. The fees and disbursements of the Accountant shall be equally borne by the Majority Seller and the Purchaser.

(d)	Settlement payment

If the Upperside Base Purchase Price as finally determined on the basis of the Closing Financial Statements and the Adjustment Statement is:

(i)	higher than the Upperside Initial Base Purchase Price, the Purchaser shall pay to the Majority Seller an amount in cash equal to such excess;

(ii)	lower than the Upperside Initial Base Purchase Price, the Majority Seller shall repay to the Purchaser a portion of such Upperside Initial Base Purchase Price equal to the shortfall.

For the purposes of the calculation of the Purchase Price adjustment, any amount which comes in addition or reduction of the Upperside Initial Base Purchase Price pursuant to the price adjustment mechanism as set forth in Clause 3.1.3 (Adjustment of the Upperside Initial Base Purchase Price) and which is not denominated in USD shall be converted in USD using the same market currency exchange rate as the one used in relation to the payments made on the Completion Date, ie. the relevant market currency exchange rate as published in the Wall Street Journal two (2) Business Days prior to the Completion Date.

Any payment pursuant to this Clause shall be made within ten (10) Business Days after the Closing Financial Statements and the Adjustment Statement have been finally determined in accordance with the above paragraphs (a), (b) and (c) of this Clause 3.1.3 (Adjustment of the Upperside Initial Base Purchase Price).

The amount of such payment shall bear interest from (and including) the Completion Date up to (but excluding) the date of effective payment at a rate per annum equal to 1%. Such interest shall be payable at the same time as the payment to which it relates and shall be calculated daily on the basis of a year of 365 days and the actual number of days elapsed.

3.1.4	Earn Out

In addition to the Upperside Base Purchase Price and subject to the conditions set out in this Clause 3.1.4 (Earn Out), the Purchaser shall pay an additional cash consideration depending on the level of Combined Revenue after the Completion Date. Such additional consideration shall be computed and paid, as the case may be, in two (2) instalments (the total of said potential additional cash consideration being referred to as the “Earn Out”).

(a)	Criteria

(i)    Earn Out 2014

The first instalment representing a maximum amount of USD 2,500,000 (the “Earn Out 2014”), shall be due by the Purchaser to the Majority Seller subject to the following conditions:

(1)
if the Combined Revenue for the period as from 1 January 2014 to 31 December 2014 (the “First Period”) is below EUR 8,400,000, the Majority Seller shall not be entitled to any payment from the Purchaser with respect to the Earn Out 2014, without prejudice however to the provisions of paragraph (ii) below;

(2)	if the Combined Revenue of the First Period is equal to EUR 8,400,000, the Earn Out 2014 due by the Purchaser to the Majority Seller shall amount to USD 1,250,000;

(3)
if the Combined Revenue of the First Period is above EUR 8,400,000 and below EUR 9,000,000, the Earn Out 2014 due by the Purchaser to the Majority Seller shall be equal to an amount comprised between USD 1,250,000 and USD 2,500,000 and determined on a pro rata basis;

for sake of clarity, determination of the Earn Out 2014 to be calculated on a pro rata basis as per the terms of this Clause 3.1.4(a)(i)(3) shall be made as follows:

[(Combined Revenue for the First Period - 8,400,000) x 1/600,000 x 1,250,000] + 1,250,000

Example: applying this formula, on the basis of Combined Revenue for the First Period of EUR 8,535,000, the Earn Out 2014 would be equal to:

[(8,535,000 - 8,400,000) x 1/6,000 x 12,500] + 1,250,000 = 1,531,250 USD

(4)	if the Combined Revenue of the First Period is equal to or in excess of EUR 9,000,000, the Earn Out 2014 due by the Purchaser to the Majority Seller shall be equal to an amount of USD 2,500,000;

(5)
furthermore, if the Combined Revenue of the First Period is above EUR 9,000,000, the amount in excess will be considered as part of the Combined Revenue of the Second Period to be calculated for the purpose of the Earn Out 2015 as detailed below.

For the avoidance of doubt, the Earn Out 2014 shall in no event exceed the maximum amount of USD 2,500,000.

(ii)    Earn Out 2015

The second instalment representing a maximum amount of USD 5,000,000 (the “Earn Out 2015”) shall be due by the Purchaser to the Majority Seller subject to the following conditions:

(1)
if the Combined Revenue for the period as from 1 January 2015 to 31 December 2015 (the “Second Period”), taking into account as the case may be the Combined Revenue in excess for the First Period referred to in Clause 3.1.4(a)(i)(2) above, is below EUR 9,500,000, the Majority Seller shall not be entitled to any payment from the Purchaser with respect to the Earn Out 2015;

(2)
if the Combined Revenue of the Second Period, taking into account as the case may be the Combined Revenue in excess for the First Period referred to in Clause 3.1.4(a)(i)(2) above, is equal to EUR 9,500,000, the Earn Out 2015 due by the Purchaser to the Majority Seller shall amount to USD 1,250,000;

(3)
if the Combined Revenue of the Second Period, taking into account as the case may be the Combined Revenue in excess for the First Period referred to in Clause 3.1.4(a)(i)(2) above, is above EUR 9,500,000 and below EUR 10,400,000, the Earn Out 2015 due by the Purchaser to the Majority Seller shall be equal to an amount comprised between USD 1,250,000 and USD 2,500,000 and determined on a pro rata basis;

for sake of clarity, determination of the Earn Out 2015 to be calculated on a pro rata basis as per the terms of this Clause 3.1.4(a)(ii)(3) shall be made as follows:

[(Combined Revenue for the Second Period - 9,500,000) x 1/900,000 x 1,250,000] + 1,250,000

Example: applying this formula, on the basis of Combined Revenue for the Second Period of EUR 10,180,000, the Earn Out 2015 would be equal to:

[(10,180,000 - 9,500,000) x 1/9,000 x 12,500] + 1,250,000 = 2,194,444.44 USD

(4)
if the Combined Revenue of the Second Period, taking into account as the case may be the Combined Revenue in excess for the First Period referred to in Clause 3.1.4(a)(i)(2) above, is equal to or in excess of EUR 10,400,000, the Earn Out 2015 due by the Purchaser to the Majority Seller shall be equal to an amount of USD 2,500,000;

(5)
if the Combined Revenue of the Second Period is above EUR 10,400,000 while the Combined Revenue of the First Period was below EUR 9,000,000 and that the total Combined Revenue for the First Period and the Second Period is above EUR 18,500,000, the Earn Out 2015 due by the Purchaser to the Majority Seller shall be equal to the sum of (x) an amount of USD 2,500,000 with respect to the Combined Revenue of the Second Period and (y) an amount (reduced by any amount already paid to the Majority Seller for the Earn Out 2014) comprised between USD 1,250,000 and USD 2,500,000 determined on a pro rata basis with respect to the total Combined Revenue of the First Period and the Second Period comprised between EUR 18,500,000 and EUR 19,400,000.

For the avoidance of doubt:

•	if the Earn Out 2014 reaches the maximum amount of USD 2,500,000 pursuant to the provisions of Clause 3.1.4(a)(i) above, the Earn Out 2015 shall in no event exceed the maximum amount of USD 2,500,000;

•	the total amount of the Earn Out which may be due by the Purchaser to the Majority Seller shall in no event exceed a maximum of USD 5,000,000.

(b)	Modalities/Procedure

Within forty (40) Business Days as from the end of the First Period or the Second Period, as the case may be, the Purchaser shall send to the Majority Seller a detailed statement (the “Earn Out Statement”) setting out the details of the Combined Revenue. The pro forma financial accounts of each of the Target Group Companies and each of the Purchaser and its Affiliates having participated to the Combined Revenue shall be used as a basis to calculate the above Combined Revenue and shall be attached to the Earn Out Statement to be provided to the Majority Seller.

Upon receipt of the above Earn Out Statement, the Majority Seller shall have a twenty (20) Business Day period (excluding the month of August) to review the Earn Out Statement and confirm its agreement on the calculation of the Earn Out 2014 or the Earn Out 2015, as the case may be.

Should the Majority Seller fail to notify its disagreement within such twenty (20) Business Day period, the Earn Out 2014 or the Earn Out 2015, as the case may be, as set out in the Earn Out Statement, shall be deemed agreed and, if the conditions are met, shall be paid within ten (10) Business Days by the Purchaser.

Should the Majority Seller disagree on the calculation of the Earn Out 2014 or the Earn Out 2015, as the case may be, it shall issue to the Purchaser a notice setting out its points of disagreement and its proposed calculation of the Earn Out 2014 or the Earn Out 2015, as the case may be. Should the Majority Seller and the Purchaser fail to reach an agreement within twenty (20) Business Days after receipt by the Purchaser of the Majority Seller’s disagreement notice, either of the Majority Seller or the Purchaser shall refer the points of disagreement to the Accountant, as defined in Clause 3.1.3(c).

The Accountant shall be instructed by the Majority Seller and the Purchaser to determine, acting as a “mandataire commun des parties” in accordance with article 1592 of the French Civil code, on the basis of the principles set forth in the Agreement, and only with respect to the remaining differences submitted to it and within the range in dispute between the Majority Seller and the Purchaser, (i) the amount of the Combined Revenue and (ii) whether and to what extent the Earn Out Statement requires adjustment. The Majority Seller and the Purchaser shall instruct the Accountant to deliver its written opinion to them no later than thirty (30) Business Days after the remaining differences are referred to it. The decision of the Accountant shall be conclusive and binding on the Parties and shall not be subject to any recourse, except in case of a gross mistake (erreur grossière) of the Accountant. The Earn Out 2014 or the Earn Out 2015, as determined by the Accountant, and if the conditions are met, shall be paid to the Majority Seller within ten (10) Business Days as from the remittance by the Accountant of its report. The fees and disbursements of the Accountant shall be equally borne by the Majority Seller and the Purchaser.

The Purchaser agrees to grant reasonable access to the Majority Seller and the Accountant to any relevant documentation of the relevant Earn Out Companies in order to determine the Earn Out 2014 or the Earn Out 2015, as the case may be.

(c)	Principles applicable for determination and payment of the Earn Out 2014 and/or the Earn Out 2015

Following the Completion, the Purchaser will use commercially reasonable efforts to market and sell the products in its extremities portfolio, including the Target Group Companies products, using such efforts and employing such resources normally used by entities in the medical device industry similar in size and resources to the Purchaser and, with respect to any product in the Purchaser’s portfolio at any time, as is reasonable for a product that is of similar market potential at a similar stage in its product life cycle, taking into account issues of market exclusivity, product profile, including efficacy, safety, tolerability and convenience, the competitiveness at such time of alternate products offered in the market by competitors or by the Purchaser, or products under development by competitors or by the Purchaser, the regulatory environment and the profitability of the products (including pricing and reimbursement status) and other relevant considerations, including technical, commercial, legal, scientific and/or medical factors.

For the purposes of the calculation of the Earn Out 2014 or the Earn Out 2015, as the case may be, any amount to be taken into account which is not denominated in USD shall be converted in USD using the relevant market currency exchange rate as published in the Wall Street Journal two (2) Business Days prior to the date of the final determination of such amounts.

The Purchaser shall pay the Earn Out 2014 and/or the Earn Out 2015 to the Majority Seller according to the procedure set out in this Clause 3.1.4 (Earn Out), by wire transfer in immediately available funds to the bank account of the Majority Seller, which details will be provided by said Majority Seller.

For the avoidance of doubt, it is specified that the Naxicap Sellers shall not be entitled to any payment as part of the Earn Out.

3.2	Purchase price to be paid to the Naxicap Sellers

3.2.1	Amount of the Naxicap Purchase Price

The aggregate consideration for the sale and purchase of the Target Shares held by the Naxicap Sellers is EUR 13,500,000 (the “Naxicap Purchase Price”) allocated between them as follows:

Naxicap Sellers	Target Shares held by Naxicap Sellers	Allocation of Naxicap Purchase Price
Naxicap Rendement 2018	4,708	6,750,000
Banque Populaire Développement	4,708	6,750,000

3.2.2	Payment of the Naxicap Purchase Price

(a)
On the Completion Date, each of the Naxicap Sellers shall grant to the Purchaser a vendor’s note in an amount equal to its share in the Naxicap Purchase Price as set out in Clause 3.2.1 (the “Naxicap Vendors’ Notes”). The Naxicap Vendors’ Notes shall not bear any interest and shall be reimbursed by the Purchaser to the Naxicap Sellers on the Completion Date in accordance with Clause 6.2.2(g) by way of wire transfers in immediately available funds (with value date (date de valeur) on the Completion Date) to the bank accounts of the Naxicap Sellers the reference of which will have to be notified by the Naxicap Sellers to the Purchaser three (3) Business Days prior to the Completion Date at the latest.

(b)
All payments made to the Naxicap Sellers pursuant to this Agreement shall be made free and clear of, and without deduction for taxes, set-offs, charges, withholdings, counterclaims or other deductions whatsoever save for as may be imposed by mandatory provisions of applicable law.

4.	CONDITIONS PRECEDENT

4.1
The obligations of the Purchaser to consummate the transactions contemplated by this Agreement are subject to the satisfaction at or prior to the Completion Date of the following conditions (the “Conditions Precedent” and, individually, as “Condition Precedent”):

(a)	The Dental Carve Out described in Schedule 4.1(a) shall have been completed and shall be in full force and effect.

The Majority Seller undertakes to ensure at its own expenses the satisfaction of this Condition Precedent in a timely manner. In particular, the Majority Seller, as majority shareholder of the Target Company, undertakes to take all actions to implement the steps of the Dental Carve Out, notably to (i) complete the partial contribution of assets and, in this respect, convene and hold the shareholders meeting to approve such partial contribution of assets as soon as possible as from the expiry of the opposition period of creditors and vote such decisions necessary to authorize and implement the partial contribution of assets, (ii) file the relevant documentation in a timely manner with the competent authorities and (iii) proceed with all registrations and payments of relevant costs in the context of the Dental Carve Out.

The Majority Seller shall provide to the Purchaser as soon as possible after the date of this Agreement a calendar of operations established based on the principle set out in the preceding paragraph. The Majority Seller shall regularly inform the Purchaser of the progress of the implementation of the Dental Carve Out and shall provide copies of the corresponding documents after completion of each step of the Dental Carve Out.

(b)
Each of the Warranties of the Sellers contained in Clause 8 (Representations and warranties of the Sellers) shall have been true and correct in all respects as of the date of this Agreement and as of the Completion Date with the same force and effect as if made as of the Completion Date (except that Warranties that are made as of a specified date shall be true and correct as of such specified date), except in all cases, where failure of such Warranties to be true and correct would not have a Material Adverse Effect. The Majority Seller shall inform the Purchaser without delay of the occurrence of any event or circumstance that may cause any of the Warranties not to be true and correct as indicated above in so far as it would have a Material Adverse Effect. Any such information notified to the Purchaser shall not limit in any manner the right of the Purchaser to be indemnified under Clause 10 (Indemnification).

4.2	The Conditions Precedent set out above are for the sole benefit of the Purchaser and may only be waived in whole or in part in writing by the Purchaser.

4.3
For the avoidance of doubt, the Parties expressly agree to extend the exclusivity period granted by the Sellers to the Purchaser pursuant to a letter dated 10 October 2013 until the earlier of (i) the Completion Date or (ii) the date referred to in Clause 11.1(iii) and that as a consequence, notably, the Sellers shall not undertake to sell or otherwise transfer the Target Shares to a Third Party until such date.

4.4
The Purchaser and the Majority Seller have agreed to pledge the Target Shares owned by the Majority Seller, and have therefore entered into a share pledge agreement on the date hereof (such document being attached as Schedule 4.4) as a guarantee of the following obligations:

•	the undertaking set out in Clause 4.3

•
the completion of the Dental Carve Out in accordance with Clause 4.1(a) prior to or on 29 November 2013 at the latest; in which case, after having exercised its rights under the pledge agreement, the Purchaser shall take (or cause to be taken) the steps referred to in Clause 4.1(a) which have not been completed on such date, in order to finalize the Dental Carve Out. The Majority Seller shall duly and fully cooperate to this end, so that Completion can take place in accordance with the terms of this Agreement.

4.5
The Purchaser agrees to place under escrow an amount of USD 2,000,000 on the date of this Agreement with Bank of America, in accordance with the terms of the escrow agreement attached as Schedule 4.5. If Completion has not occurred on or before the date set out in Clause 11.1(iii) for any reason (other than as a direct result of a Majority Seller’s default under this Agreement), the Purchaser and the Majority Seller agree that the USD 2,000,000 amount placed under this escrow shall be released by the bank to the Majority Seller pursuant to the terms of the escrow agreement attached as Schedule 4.5, and such payment shall be the sole and exclusive remedy of the Sellers under this Agreement.

5.	PRE-COMPLETION MATTERS

5.1	Conduct of the business between the date of the Agreement and the Completion Date

5.1.1
As from the date of this Agreement until the Completion Date, the Majority Seller undertakes to ensure that the Orthopaedic Business of the Warranted Companies will be conducted in the ordinary course of business consistent with past practices and that, except (i) as contemplated elsewhere in this Agreement including in particular Schedule 4.1(a) or (ii) as necessary to implement the transactions contemplated herein or (iii) if prior consented to in writing by the Purchaser (such consent not to be unreasonably withheld):

(a)
no Warranted Company (i) amends its articles of association or (ii) undertakes any merger, spin-off, contribution or other form of reorganization, unless, in both cases under (i) and (ii), for the purposes of the Dental Carve Out and subject to the transfer by Biotech Ortho to TriMed Biotech SAS of shares representing 60% of the share capital of TriMed Hellas to occur prior to the Completion Date;

(b)	no Warranted Company acquires securities issued by an entity, enters into any joint-venture, partnership, or other similar arrangement, or merge with another entity;

(c)
no Warranted Company shall alter its share capital or declare, make or pay any dividend (whether interim or final) or other distribution of profit or reserves in respect of their share capital (in cash or otherwise), or repay, reduce, purchase or redeem any shares in its share capital;

(d)
no Warranted Company issues, sells, delivers any shares in its share capital or any options, warrants or other rights to purchase or subscribe to any such shares or any shares convertible into, exchangeable for, or otherwise giving access to such shares;

(e)	no Warranted Company (i) incurs any financial or trade indebtedness other than in the ordinary course of business or (ii) increases existing loans, facilities or overdrafts;

(f)
no Warranted Company acquires or disposes of any asset of a value greater than EUR 50,000 other than in the ordinary course of business or pursuant to any commitment taken in writing by the Warranted Companies prior to the date hereof;

(g)
no Warranted Company enters into any (i) new expenses for an individual gross amount of more than EUR 50,000, (ii) new contract, whether written or oral, for an individual gross amount of more than EUR 50,000, or (iii) new contract containing obligations that give rise to penalties in the event of non-performance or which do not contain any limitation of liability clause, providing for pricing conditions significantly lower that the pricing conditions generally applied by the Warranted Companies, that would prohibit any of the Warranted Companies from performing its activity or from competing with any other entity, containing a change of control clause for the benefit of the co-contracting party in the event of a change of control of the Target Company;

(h)	no Warranted Company enters into any new contract with French healthcare professionals, directly or indirectly, to the exclusion of healthcare establishments;

(i)	no Warranted Company pledges its business assets or creates any other Encumbrance over any of its assets, or takes any other measure which may encumber or otherwise affect the free disposition of its assets or shares, other than in the ordinary course of business or pursuant to existing agreements;

(j)	no Warranted Company voluntarily modifies substantially or voluntarily terminates any Material Contracts other than in the ordinary course of business;

(k)
save for changes which are mandatory under applicable labor Laws or any relevant collective bargaining agreement or employment agreement, the Warranted Companies shall not change the working conditions of any of their employees or shall not increase or undertake to increase the compensation payable or other benefits due to any of their employees other than those mandatory under their employment agreements;

(l)	no Warranted Company makes any change in its accounting procedures or practices unless required under applicable GAAP;

(m)	neither the Target Company nor any Warranted Company as applicable commits in writing to take any of the actions set forth in the foregoing subsections (a) to (m).

For the purposes of granting any consents which may be requested by the Majority Seller’s legal representative pursuant to this Clause 5.1, the Purchaser hereby designates Mr. John White with immediate effect and represents and warrants to, and agrees with, the Majority Seller that Mr. John White shall have full capacity and right to give any such consents on behalf of the Purchaser during the term of this Agreement. Within five (5) Business Days of receipt of any written request via e-mail to Mr. John White (john.white@wmt.com) and Mr. Clay Bethell (clay.bethell@wmt.com) for consent issued by the Majority Seller’s legal representative, the Purchaser shall have the right to notify the Majority Seller’s legal representative that it objects to the proposed action (which notice of objection shall indicate its reasons for so objecting). If the Purchaser has not notified the Majority Seller’s legal representative of its objection to a proposed action within such period of five (5) Business Days, the Purchaser shall be deemed to have consented to such proposed action.

5.1.2
The Majority Seller undertakes that, until the Completion Date, no payments or transfers of value shall be made, promised, authorized, ratified or offered by any Target Group Company with the purpose or effect of public or commercial corruption, acceptance of or acquiescence in extortion, kickbacks or other unlawful or improper means of securing an improper advantage or obtaining relating business.

5.2	Headquarters Employees

Except the Headquarters Employees listed in Schedule 5.2, all employees of the Target Company shall be transferred to Biotech Dental as part of the Dental Carve Out.

5.3	Biotech Benelux

5.3.1    Transfer of a minority shareholding to Biotech International

The Majority Seller procures that the minority shareholding held by Mr. Bruno Thévenet in the share capital of Biotech Benelux will be transferred to Biotech International at the latest on the Completion Date.

5.3.2    Transfer of Mrs. Burguière from Biotech Benelux to Biotech Dental

On or prior to the Completion Date, Mrs. Burguière currently employed by Biotech Benelux, shall be transferred and become an employee of either Biotech Dental or a subsidiary of Biotech Dental as instructed by the Majority Seller. The Majority Seller procures that the Purchaser and Biotech Benelux will not bear any costs and liabilities which may result from the said transfer.

5.4	Standstill with respect to the effects of the Shareholders Agreement and its termination

5.4.1
Each Seller, in its capacity as a party to the Shareholders Agreement, agrees to a standstill with respect to the effects of the Shareholders Agreement as from the date of this Agreement until the earlier of (i) the Completion Date or (ii) the date on which the Agreement is terminated pursuant to Clause 11 (Termination).

It is specified that each Seller, in its capacity as a party to the Shareholders Agreement, waives any and all rights to which it is entitled pursuant to the clauses of the Shareholders Agreement towards any person and more generally, any right pursuant to any provisions of these clauses the exercise of which would be likely to jeopardize the completion of all or part of the transactions contemplated in this Agreement.

5.4.2
In addition, it is also agreed between the Sellers that subject to Completion, the Shareholders Agreement shall be terminated as from the Completion Date, each Seller expressly confirming hereby that upon the Completion Date, it has and will have no outstanding right, claim or other action towards any other Seller, the Target Company or any other Target Group Company.

For the avoidance of doubt, it is specified that as a result of such termination, any provisions of the Shareholders Agreement relating to the transfer of the Target Shares shall not apply in the context of the Completion.

5.5    Implementation of French Sunshine Act

The Target Company shall make all mandatory publications pursuant to and in accordance with the provisions of the French Sunshine Act (French so called “loi Bertrand du 29 décembre 2011”) prior to the Completion Date.

5.6    TriMed joint-venture arrangement

The Majority Seller will perform one or more of the following, as directed by the Purchaser, in Purchaser’s sole discretion, and upon provision by the Purchaser to the Majority Seller of appropriate documentation to be provided to TriMed Inc., and will remain obligated to perform the following after the Completion Date:

(a)
The Majority Seller agrees to assist and cooperate with the Purchaser in the negotiation with TriMed Inc. to (i) terminate the existing Joint Venture Agreement dated May 1, 2005 between the Target Company and TriMed Inc. (the “Trimed JV Agreement”) and all related documents so that Biotech Ortho does not own any shares of TriMed Biotech, Inc., and (ii) complete a supplier agreement between Biotech Ortho and TriMed Inc., or an affiliate of TriMed Inc., pursuant to which Biotech Ortho will supply certain products to TriMed Inc., or an affiliate of TriMed

Inc., for resale in the United States under terms and conditions acceptable to Biotech Ortho;

(b)
The Majority Seller agrees to assist and cooperate with the Purchaser in obtaining a written undertaking from TriMed Inc. prior to the Completion Date whereby TriMed Inc. undertakes to take all steps necessary to implement the Purchaser’s compliance requirements by not later than thirty (30) days following the Completion Date; and/or

(c)
The Majority Seller agrees to (i) purchase from Biotech Ortho all of the shares of TriMed Biotech Inc. currently owned by Biotech Ortho for a price of 1 USD, subject in all respects to the rights of TriMed Inc. and TriMed Biotech, Inc. under that certain Shareholder Buy-Sell Agreement dated May 1, 2005 entered into between TriMed Inc. and Target Company; and/or (ii) provide to TriMed Inc. notice of non-renewal of the term of the License Agreement dated May 1, 2005 entered into between Target Company and TriMed Biotech, Inc.

5.7	Repayment of loans at Completion

All amounts due under the financial loans of the Target Company and Biotech Ortho listed in Schedule 5.7 shall be repaid in full (including applicable early repayment penalties) on the Completion Date. The Majority Seller and the Purchaser shall cooperate in order to negotiate with the concerned financial institutions the amount of such early repayment, in particular with a view to limit the amount of applicable penalties which shall in any case be borne by the Purchaser.

5.8	Corporate officers’ resignations in TriMed Biotech Inc., TriMed Biotech SAS and TriMed Hellas

Depending on the discussions with TriMed Inc. provided for in Clause 5.6, and at the request of the Purchaser (as the case may be), the Majority Seller procures that Mr Philippe Véran and Mr Bruno Thévenet shall provide on the Completion Date to the Purchaser their unconditional resignation letters from their office as directors or members of a supervisory board of TriMed Biotec Inc., TriMed Biotech SAS and TriMed Hellas as listed in Schedule 5.8.

5.9	Majority Seller’s undertaking as to certain insurance policies

The Majority Seller undertakes to take all necessary measures in order that any of the Insurance Policies subscribed in favour of the Warranties Companies which would also cover the Majority Seller as a beneficiary of such Insurance Policies shall no longer benefit to the Majority Seller with effect as from the Completion Date at the latest.

6.	COMPLETION

6.1	Completion Date and Location

Completion of the transfer of the Target Shares from the Sellers to the Purchaser (“Completion”) shall occur at the latest fifteen (15) Business Days following satisfaction (or waiver by Purchaser) of the Condition Precedent set out in Clause 4.1(a), and subject to the Condition Precedent set out in Clause 4.1(b) being fulfilled (or waived by Purchaser), or at any such date as agreed between the Majority Seller and the Purchaser (the “Completion Date”).

Completion will take place in the premises of Dechert (Paris) LLP, located 32, rue de Monceau, 75008 Paris, or in any other place agreed by the Majority Seller and the Purchaser.

6.2    Actions to be taken by the Parties on the Completion Date

6.2.1    Actions to be taken by the Sellers

(a)	On the Completion Date and subject to the provisions of Clause 4, the Sellers shall deliver to the Purchaser the following documents:

(i)
the duly signed share transfer orders (ordres de mouvement) for the transfer to the Purchaser of the Target Shares duly completed and executed by the Sellers together with the related tax transfer forms (formulaires cerfa n°2759 DGI);

(b)	On the Completion Date and subject to the provisions of Clause 4, the Majority Seller shall deliver to the Purchaser the following documents:

(i)	a certified copy of any document(s) evidencing completion of the Dental Carve Out listed in Schedule 6.2.1(b)(i);

(ii)	the Transitional Services Agreements duly executed by Biotech Dental;

(iii)	the Lease Agreements duly executed by TV Immobilier;

(iv)	the Upperside Services Agreement duly executed by the Majority Seller;

(v)	the Biocétis Agreement duly executed by Biocétis;

(vi)
the unconditional resignation letters from their office as directors or members of a supervisory board of the Target Group Companies (to the exception of TriMed Biotech Inc., TriMed Biotech SAS and TriMed Hellas as the case may be, in accordance with Clause 5.8), with effect on the Completion Date, of the persons mentioned in Schedule 6.2.1(b)(vi);

(vii)	an original of the release of the pledge on part of the Target Shares held by the Majority Seller as mentioned in paragraph C of the recitals;

(viii)
the share transfer register (registres des mouvements de titres) of the Target Company and of Biotech Ortho together with the individual shareholders accounts (comptes individuels d’actionnaires) and the shareholders meeting registers of the Target Company and of Biotech Ortho (registres des assemblées);

(ix)	copy of the decision of the President of the Target Company for the contemplated transfer of the Target Shares;

(x)
copy of convening letters to the shareholders meetings to be held on the Completion Date in order to appoint new legal representatives of the Target Group Companies (to the exception of TriMed Biotech Inc. and TriMed Hellas) and related corporate documentation;

(xi)	a copy of the Escrow Agreement;

(xii)	documentation relating to the repayment of the loans as set out in Clause 5.7 (Repayment of the loans on Completion);

(xiii)	a certificate confirming fulfilment of Condition Precedent set out in Clause 4.1(b);

(xiv)	a copy of the financial statement of Biotech Benelux as of 30 June 2013 as prepared by a certified accountant in Belgium;

(xv)
the duly signed share transfer order (ordre de mouvement) for the transfer to Upperside of the (5) Target Shares owned by Bruno Thévenet prior to the date of this Agreement, duly completed and executed by Bruno Thévenet together with the related tax transfer form (formulaire cerfa n°2759 DGI);

(xvi)	documents evidencing, under applicable Laws, the transfer to the Target Company of all the shares of Biotech Benelux held by Bruno Thévenet;

(xvii)	as the case may be, an updated version of Schedule 8.15 (List of employees of the Target Group Companies).

6.2.2    Actions to be taken by the Purchaser

On the Completion Date, the Purchaser shall:

(a)	deliver, or cause to be delivered, to the Majority Seller the Transitional Services Agreements duly executed by the new legal representative of Biotech International;

(b)	deliver, or cause to be delivered, to the Majority Seller the Lease Agreements duly executed by the new legal representative of Biotech International;

(c)	deliver, or cause to be delivered, to the Majority Seller the Upperside Services Agreement duly executed by the new legal representative of Biotech International;

(d)	deliver, or cause to be delivered, to the Majority Seller the Biocétis Agreement duly executed by the new legal representative of Biotech International;

(e)
pay the Upperside Initial Base Purchase Price in accordance with the provisions of Clause 3.1.2 (Payment of the Upperside Initial Base Purchase Price), including the delivery of the WM Shares and documents required to this effect in accordance with applicable US securities laws and stock exchange regulations and subject to the necessary procedures for the implementation of the Escrow Agreement referred to in Clause 10.9 (Escrow agreement);

(f)	deliver a letter of release of the pledge on the Target Shares held by the Purchaser as mentioned in Clause 4.4; and

(g)
reimburse Naxicap Vendors’ Notes in accordance with the provisions of Clauses 3.2.2 (Payment of the Naxicap Purchase Price) and 6.2.3 (Exceptional distribution of dividends and reimbursement of the Naxicap Vendors’ Notes).

6.2.3    Exceptional distribution of dividends and reimbursement of the Naxicap Vendors’ Notes

(a)
On the Completion Date, immediately after the delivery to the Purchaser of the share transfer orders together with the related tax transfer forms duly signed by the Naxicap Sellers, the Purchaser, in its capacity as new shareholder of the Target Company, and the Majority Seller, in its capacity as shareholder of the Target Company, shall (i) participate to a general shareholders meeting to be held on the Completion Date and called to vote on an exceptional distribution of dividends in a total amount of EUR 8,349,880 and (ii) vote on such exceptional distribution of dividends.

(b)
On the Completion Date, after the exceptional distribution of dividends referred to in paragraph (a) above has taken place, the Purchaser shall proceed with the reimbursement of the Naxicap Vendors’ Notes in accordance with Clause 3.2.2 (Payment of the Naxicap Purchase Price).

6.3	Occurrence of Completion

6.3.1    General principle

All matters at Completion shall be considered to take place simultaneously, and no delivery of any document nor any actions will be deemed complete until all actions, transactions and deliveries of documents required by this Agreement are fully completed, it being specified however that:

(a)
the closing deliveries specified in Clause 6.2.1 (Actions to be taken by the Sellers) are for the benefit of the Purchaser only, it being specified that the set of closing deliveries in Clause 6.2.1(b)(i) relating to the completion of the Dental Carve Out constitutes an essential and determining condition of the decision of the Purchaser to enter into the transaction contemplated in this Agreement;

(b)	the closing deliveries and actions specified in Clauses 6.2.2(a) to 6.2.2(f) are for the benefit of the Majority Seller only;

(c)	the closing deliveries and actions specified in Clauses 6.2.2(g) are for the benefit of Naxicap Sellers only;

(d)	the closing actions specified in Clause 6.2.3 (Exceptional distribution of dividends and reimbursement of the Naxicap Vendors’ Notes) are for the benefit of the Sellers and the Purchaser;

and may therefore be waived in whole or in part only by their respective beneficiary or beneficiaries as the case may be.

6.3.2    Specific timeline

Notwithstanding the general principle set out in Clause 6.3.1 above, the Parties agree that the actions, transactions and deliveries of documents which shall take place on the Completion Date as required by this Agreement shall occur in the following order:

(a)	firstly, delivery by the Majority Seller of the documents referred to in Clause 6.2.1(b)(i);

(b)	secondly, delivery by the Naxicap Sellers of the documents referred to in Clause 6.2.1(a)(i) relating to the Target Shares held by them;

(c)	thirdly, holding by the Target Company of the general shareholders meeting and effective distribution of dividends referred to in Clause 6.2.3(a);

(d)	fourthly, delivery by the Majority Seller and the Purchaser of all other documents referred to in Clauses 6.2.1(b) and 6.2.2; and

(e)	fifthly:

(i)	delivery by the Majority Seller of the documents referred to in Clause 6.2.1(a)(i) relating to the Target Shares held by it;

(ii)	payment by the Purchaser of the Upperside Initial Base Purchase Price referred to in Clause 6.2.2(e); and

(ii)	reimbursement by the Purchaser of the Naxicap Vendors’ Notes referred to in Clauses 6.2.2(f) and 6.2.3(b).

7.	POST-COMPLETION COVENANTS

7.1	General

If at any time after the Completion, any further action is necessary in order to carry out the transactions contemplated in this Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as any other Party may reasonably request, all at the sole cost and expense of such requesting Party.

7.2	Reasonable Access

Upon reasonable notice to that effect, the Purchaser agrees to afford, and to cause the Target Group Companies to afford, to the Majority Seller, its counsels or representatives, reasonable access (including the right to make copies) after the Completion Date, during normal business hours, to the records, staff and properties of any of the Target Group Companies, as may be necessary for the Majority Seller, in particular, for purposes of preparing its tax returns and financial statements, and in connection with a tax or a social reassessment conducted by the relevant competent authority conducting any tax or social security audit or investigation or handling any claim, dispute or litigation, including in the context of the defence of a Third Party Claim according to Clause 10.6.

The Purchaser agrees to hold all the records of the Target Group Companies existing on the Completion Date and not to destroy or dispose of any thereof until the earlier of: (a) a period of ten (10) years from the Completion Date and (b) the date on which the Purchaser ceases to hold securities in the Target Company or any successor thereof.

7.3	Majority Seller’s non-compete undertaking

7.3.1
The Majority Seller undertakes and procures that (except with the Purchaser’s prior written consent) none of its Affiliates (as long as it remains an Affiliate of the Majority Seller) nor its ultimate shareholders may, in any manner whatsoever:

(a)
at any time during the Restricted Period, develop, participate, operate, invest or be involved or interested in any way, directly or indirectly or through one or more intermediaries, in an Orthopaedic Business, or assist another person to be interested in an Orthopaedic Business, within the Restricted Area; and

(b)	at any time during the Restricted Period, encourage or seek to encourage a Third Party to stop being a customer of the Target Group Companies in the Restricted Area.

7.3.2	Nothing in Clause 7.3.1 above shall prevent the Majority Seller, and/or its Affiliates and/or any member of its group and/or its ultimate shareholders from:

(a)
carrying out, as far as Polyshape is concerned, any business involving the research, development, manufacturing and sale of orthopaedic implants and related orthopaedic surgical instruments as long as it does not relate to orthopaedic extremities implants and/or related orthopaedic surgical instruments used in connection with lower and upper extremities surgery (except in the conditions set out in paragraph (b) below) but to implants and/or surgical instruments required for surgery on any other part of the human body such as for example, the hip, the knee or the spine;

(b)
performing its obligations under any agreements entered into with any member of the Purchaser’s group (such as, without limitation, under the Upperside Services Agreement) and therefore, as far as Polyshape is concerned, carrying out an Orthopaedic Business as long as such activity is carried out with a member of the Purchaser’s group; and/or

(c)
holding, directly or indirectly, or being the beneficial owner for passive investment purposes only of, not more than 3% in nominal value and/or voting rights of any class of securities listed or traded on a recognised stock exchange issued by any company whose part of trade is an Orthopaedic Business.

7.4	Majority Seller’s non-solicitation undertaking

For a period of two (2) years after the Completion Date, except with the Purchaser’s prior written consent, neither the Majority Seller, nor any of its Affiliates (as long as it remains an Affiliate of the Majority Seller), nor its ultimate shareholders shall, directly or indirectly, or by any act in concert with others, employ or solicit the employment of any individual who is a key employee of the Target Group Companies except:

(a)	if such individual has been dismissed for whatever reasons; or

(b)	as otherwise agreed by the Purchaser and the Majority Seller; or

(c)
if this individual has been recruited or solicited through the placing of an advertisement of a post available to the public generally or through an employment agency provided that the Majority Seller or any member of its group has not encouraged or advised such agency to approach any employee of the Target Group Companies.

7.5	Majority Seller’s lock-up undertaking relating to the WM Shares

The Majority Seller undertakes not to transfer any or all of the WM Shares (except for a transfer to any of its Affiliates) until the expiration of a one (1) year period as from the Completion Date, it being specified that the WM Shares placed under escrow in accordance with Clause 10.9 shall be expressly governed by the Escrow Agreement.

7.6	Arrangements containing change of control clauses

Without prejudice to the provisions of Clause 5.7 (Repayment of loans at Completion) and the provisions of Clause 8.13 (Material Contracts, other commercial contracts and public procurements), it is expressly agreed that the Purchaser shall deal after Completion with any change of control clauses binding on the Target Group Companies.

7.7	Use of the corporate name "BIOTECH"

7.7.1
The Purchaser and the Majority Seller expressly agree that, as from the Completion Date, each of them shall be free to use the term “BIOTECH” alone or in connection with other terms; provided, however, that the Majority Seller may only use such term in connection with the sale of products for dental and/or aesthetic applications.

7.7.2
In addition, the Purchaser authorizes as from the Completion Date, undertakes not to challenge and procures that the Target Company grants to the Majority Seller or any member of its group a transferable license and does not challenge such license, allowing the licensee(s) to freely use, represent or reproduce, in connection with the Majority Seller’s Dental Business, the logos incorporating the term “BIOTECH”, a copy of which is attached as Schedule 7.8.2. This granting of rights is irrevocable and worldwide and shall last for a duration equal to that of the rights concerned.

7.7.3
The Majority Seller and any member of its group are authorized as from the Completion Date to file, register or use as a trademark, as a trade name or as a company name, worldwide, the word term “BIOTECH” stylized or not, accompanied with a logo or not, in connection with the Dental Business and/or aesthetic applications.

7.7.4
The Purchaser undertakes and procures that any Target Group Company as well as any member of the Purchaser’s group undertakes, never to challenge as from the Completion Date the validity nor to oppose any application, registration and/or renewal as a trademark or for any other purpose, such as business name, company name, domain name by the Majority Seller or any member of its group on the sole basis of the said sign encompassing the term “BIOTECH”, but only in connection with the Dental Business and/or aesthetic applications.

7.7.5
The Majority Seller undertakes and procures that any member of its group undertakes, never to challenge as from the Completion Date the validity nor to oppose any application, registration and/or renewal as a trademark or for any other purpose, such as business name, company name, domain name by the Purchaser, any Target Group Company or any member of the Purchaser’s group on the sole basis of the said sign encompassing the term “BIOTECH”.

7.8	Good faith negotiation undertakings in relation to Polyshape

It is expressly agreed that in the event that, and once any of the implants developed jointly by Polyshape and the Target Company prior to the Completion Date receives the CE mark, the Majority Seller procures that Polyshape, and the Purchaser procures that the Target Company, will make good faith efforts to negotiate a sub-contractor agreement for the manufacturing of those implants by Polyshape for the benefit of the Target Company; provided, however, that the Target Company will have no obligation to purchase those implants from Polyshape if the terms of purchase are not competitive with terms offered by other manufacturers.

8	REPRESENTATIONS AND WARRANTIES OF THE SELLERS

Each Seller hereby represents and warrants to the Purchaser as set out in Clauses 8.1, 8.3, 8.5.1 and 8.26. In addition, the Majority Seller represents and warrants to the Purchaser as set out in Clauses 8.2, 8.4, 8.5.2 and in Clauses 8.6 to 8.25.

It is specified that in any case, unless expressly provided otherwise, the Warranties are made on the date hereof and as at the Completion Date.

8.1	Organisation - Authority - Enforceability

8.1.1
Each Seller is a legal entity duly organised and validly existing under the Laws of the jurisdiction in which it has been incorporated and/or operates. Each Seller has full power and authority to execute and perform this Agreement and its obligations hereunder and to benefit from the rights provided for herein.

8.1.2
This Agreement has been duly executed by each Seller and constitutes a legal, valid and binding obligation of such Seller enforceable against it in accordance with its terms, without prejudice to any regulatory approval as the case may be. No other corporate proceeding, corporate approval or corporate authorization is required to be obtained by such Seller that is a legal entity in connection with the valid execution of this Agreement and the performance of the transactions hereby contemplated.

8.1.3	There is no action, suit or proceeding against or affecting each Seller in any court or before any Governmental Authority which would affect the performance of its obligations under this Agreement.

8.1.4	Neither of the Sellers is subject to any insolvency or similar proceedings or a decision to wind-up.

8.2	Warranted Companies - Organization - Authority

8.2.1	Each of the Warranted Companies is a legal entity duly incorporated, organised and validly existing under the Laws of the jurisdiction in which it has been incorporated and/or operates.

8.2.2
The corporate registers of the Warranted Companies (registres des mouvements de titres et comptes d’actionnaires, or equivalent) and all other corporate and financial records are all up-to date and maintained in accordance with applicable Laws. The by-laws and certificates of incorporation of each of the Warranted Companies are up-to date.

8.2.3
All decisions taken by the corporate bodies of each of the Warranted Companies have been validly taken, authorized and ratified, are in accordance with applicable Laws and all related formalities have been duly performed.

8.2.4
Subject to the Dental Carve Out, all corporate reorganizations concerning the Warranted Companies and implemented over the last three (3) years have been validly implemented and no material liability exists as a result therefrom on the Warranted Companies.

8.2.5
There is no obligation, undertaking or other liability for the Warranted Companies resulting from a shareholders’ agreement, subject to the agreements entered into in connection with the TriMed JV Agreement, namely TriMed Biotech Inc., TriMed Biotech SAS and TriMed Hellas.

8.2.6	The Warranted Companies are not subject to any insolvency or similar proceedings or a decision to wind-up.

8.3	Target Shares

8.3.1
On the Completion Date, the Sellers will be the sole owners of the Target Shares. Each Seller has good and valid title to its Target Shares and such Target Shares have been validly issued, are fully paid up and will be, on the Completion Date, free and clear of all Encumbrances. The Target Shares represent the entire share capital and voting rights of the Target Company as indicated in Schedule 2.

8.3.2
Except for the Target Shares, there are no authorized or outstanding securities, warrants, bonds, options, agreements or commitments of any nature whatsoever obligating any of the Target Group Company to issue, deliver or sell, or cause to be issued, delivered or sold, any authorized or outstanding shares, or any securities convertible into, exchangeable for or otherwise giving access to shares or other equity interests of the Target Group Companies or binding any Target Group Company to effect or grant, extend or enter into any such agreement or commitment.

8.3.3
Except for the shares held by the Target Company in the Target Subsidiaries, the Target Company does not (i) own any interest whether in the share capital, equity or other securities in any other entity (including groupement d’intérêt économique or partnership), or (ii) serve as director or corporate officer of any such entity.

8.4	Target Subsidiaries and Target Shareholdings

8.4.1
Schedule 8.4 sets forth a list of the Target Subsidiaries and Target Shareholdings, together with the particulars of such Target Subsidiaries and Target Shareholdings and the equity interests held by the Target Company or other Target Group Companies in their share capital.

8.4.2
The shares of each Target Subsidiary and Target Shareholding held by the Target Group Companies are validly issued, free and clear of all Encumbrances and fully paid up and represent the percentage of the share capital and voting rights in the relevant Target Subsidiary or Target Shareholding indicated in Schedule 8.4.

8.4.3
The Warranted Companies do not (i) have any direct or indirect ownership interest in any other entity (including corporation, partnership, groupement d’intérêt économique or any other legal entity) than the Target Subsidiaries and Target Shareholdings or (ii) serve as director or corporate officer of any such entity.

8.5	No Conflict

8.5.1	Neither the entering into of this Agreement, nor the performance by any of the Sellers of its obligations hereunder, nor the consummation of the transactions provided for hereby does or will:

(a)	conflict with or violate any provision of its organisational documents;

(b)
violate, conflict with or result in the breach or termination of, or constitute a default or event of default (or an event which with notice, lapse of time, or both, would constitute a default or event of default) under the terms of any permit, approval or authorization of any Governmental Authority to which each Seller is a party or by which it is bound; or

(c)	constitute a violation by such Seller of any Law or Judgment.

8.5.2
Furthermore, the consummation of the transaction provided in this Agreement will not have any effect on the legal status of any of the Warranted Companies, or on their rights and obligations with regard to Third Parties and will not entail:

(a)	any breach of the organisational documents or a Judgment relating to either of the Warranted Companies;

(b)
any loss of rights or any increase in the contractual obligations or restriction of the contractual rights of the Warranted Companies, without prejudice to any change of control clauses subject to the provisions of Clause 5.7 (Repayment of loans at Completion) and the provisions of Clause 8.13 (Material Contracts, other commercial contracts and public procurements);

(c)
any calling into question or amendment of any Permit necessary or useful for the due and proper performance of the Warranted Companies’ Orthopaedic Business, or of any right to benefit from any preferential Tax treatment and/or any special Tax treatment, any financial or Tax benefit; or

(d)	the registration or the setting up of an Encumbrance over the Warranted Companies or the assets of the Warranted Companies.

8.6	TriMed Joint Venture

The Majority Seller represents and warrants that Schedule 8.6 contains all contracts and arrangements, whether oral or written, entered into between any of the Warranted Companies and TriMed Inc. and/or any of its Affiliates in connection with the TriMed JV Agreement.

8.7	Financial statements

8.7.1
With respect to each Warranted Company, the Financial Statements present true and fair view, in all material respects, in accordance with GAAP applicable to such Warranted Company, the financial position, assets and liabilities, results of operations and cash flows of the respective Warranted Company as of and for the respective periods indicated in such

Financial Statements; in each case, subject to such exceptions and qualifications as may be expressly specified in such Financial Statements.

8.7.2
For the purpose of preparing the Financial Statements, during the year ended as at the relevant date of said Financial Statements (i) there has been no material change in the manner or time of payment by the debtors, or the issue of invoices or collection of debts, or policy of reserving for bad debts and the Warranted Companies have not paid or undertaken to pay any sum or debt other than under a liability incurred in the ordinary course of their business; and (ii) any variation of the Warranted Companies’ working capital requirement (besoin en fonds de roulement) and capital expenditures has been managed in accordance with past practices and in the ordinary course of business.

8.7.3	The Majority Seller has made available to the Purchaser true, correct and complete copies of the Financial Statements, which are attached as Schedule 8.7.

8.8	Off Balance Sheet Commitments

The only Warranted Companies’ accounting off balance sheet commitments are those shown in the notes to the Financial Statements as at the date of said Financial Statements. In particular, neither the Target Company nor Biotech Ortho has granted any surety, endorsement, guarantee or any other similar undertaking with respect to TriMed Biotech Inc., TriMed Hellas and TriMed Biotech SAS.

8.9	Subsidies

The Warranted Companies comply with the terms and conditions of the subsidies they received and, in particular with the undertakings to be performed in connection therewith.

8.10	Assets

8.10.1
All movable property, installations and equipment (including hardware, software, communications and computer systems and peripherals) used by the Warranted Companies to conduct their Orthopaedic Business are either fully owned by the Warranted Companies and are not the subject of any Encumbrances or are validly used by the Warranted Companies under the terms of the applicable agreement (lease, license, finance lease ("crédit bail") agreement, etc…).

8.10.2
All movable property, installations and equipment used by the Target Company and Biotech Ortho to conduct their Orthopaedic Business and, to the Majority Seller’s Knowledge, all movable property, installations and equipment used by the other Warranted Companies to conduct their Orthopaedic Business are in good operating condition and repair (reasonable wear and tear excepted) and have been appropriately maintained so that the ability of such Warranted Companies to use such movable property, installations and equipment in the operation of their business as presently conducted is not impaired.

8.11	Real property

8.11.1	None of the Warranted Companies owns any real property.

8.11.2
Schedule 8.11 sets out a list of all real property of the Warranted Companies (other than TriMed Biotech Inc and TriMed Hellas) which are leased or subleased from other members of the Target Group, the Majority Seller or its Affiliates, or Third Parties (the “Leased Properties”). With respect to these Leased Properties, the relevant Warranted Companies have valid leasehold estate in such Leased Properties.

8.11.3
Except as set out in Schedule 8.11, on the Completion Date, the Leased Properties will not be subject to any lease, sub-lease or other agreement granting to any Third Party or any Affiliates of the Majority Seller any right to the use, occupancy, or enjoyment of such property or any portion thereof. To the Majority Seller’s Knowledge, all sub-leases entered into by the Warranted Companies have been duly authorized and terminations, if any, of sub-leases have been duly formalized.

8.11.4
The Leased Properties are in normal operating condition and repair (reasonable wear and tear excepted) such that the ability of the Warranted Companies to use such Leased Properties in the operation of their business as presently conducted is not materially impaired.

8.11.5
To the Majority Seller’s Knowledge, each of the Warranted Companies has complied with all its obligations under such leases and neither of the Warranted Companies has received any notice relating to an increase in the rent, rental charges or late payment interest with regard to such leases.

8.12	No litigation

Save as set out in Schedule 8.12 which is provided for information purposes only, the Warranted Companies are not parties to, no writ of summons has been served on them with regard to, and they have not been notified in writing of, any lawsuit, action, legal or administrative proceeding, investigation or arbitration or other method of dispute resolution or resolution of disagreements or any public investigation, or any written Third Party claim that could lead to litigation and, to the Majority Seller’s Knowledge, none of the foregoing has been threatened against any of the Warranted Companies.

Save as set out in Schedule 8.12 which is provided for information purposes only, there are no unsatisfied or outstanding government orders against any of the Warranted Companies in relation to their business or against any of the properties or businesses of the Warranted Companies.

8.13	Material Contracts, other commercial contracts and public procurements

8.13.1
Schedule 8.13 sets out the list of contracts entered into by the Warranted Companies in connection with their Orthopaedic Business which are considered as material for purposes of this Agreement (the “Material Contracts”).

8.13.2
The Material Contracts are valid and binding on the Warranted Companies and the counterparties thereto, and are in full force and effect. The Warranted Companies are not and, to the Majority Seller’s Knowledge, no party to any Material Contract is in breach of, or default under, any Material Contract. None of the Material Contracts has been entered into or performed by the Warranted Companies, or, to the Majority Seller’s Knowledge, by any other party thereto, in violation of any applicable Law. None of the Warranted Companies has received or given any notice of termination, total or partial cancellation, breach or default under any Material Contracts. Save for the Material Contract entered into with MicroAire, none of the Material Contracts contains a change of control provision (including any ancillary documentation amending such Material Contracts). To the Majority Seller’s Knowledge, no party to a Material Contract has stated its intention to terminate or significantly modify its Material Contracts with a Warranted Company as a result of the transaction contemplated under this Agreement.

8.13.3	All Material Contracts have been entered into under arm’s length conditions.

8.13.4
The Warranted Companies have conformed and complied with all invitation to bid processes for the purpose of entering into public procurement contracts, according to the rules imposed by competent public administration for each of these public procurement contracts.

8.13.5
All public procurement contracts currently performed by Biotech Ortho have been validly entered into by Biotech Ortho or validly transferred from the Target Company to Biotech Ortho, the public administration having given its consent to such transfer.

8.14	Tax

8.14.1
Each Warranted Company has timely filed all reports and returns required to be filed by it with respect to Taxes for any period ending on or before the Completion Date. Except for minor breaches, all these reports and returns were correct and complete and filed with the competent Governmental Authority.

8.14.2
All Taxes due or to be due by any Warranted Company have been fully and timely paid or have been fully provisioned for in the Financial Statements and, to the extent the due and payable date for such Taxes falls on or prior to the Completion Date, will be paid prior to the Completion Date. No deficiency for any amount of Tax has been asserted or assessed in writing by a Governmental Authority against any Warranted Company and no basis exists for any such deficiency. At the date of the Agreement, and save for the Tax audit currently on-going within Biotech International described in Schedule 8.14, which is provided for information purposes only, there is no action, written claim and Tax audit against any Warranted Company.

8.14.3
Each Warranted Company has satisfied its obligations, regarding the time period and form of conservation of documents, resulting from the Law or required for the purpose of claiming a Tax deduction or more generally benefiting from any Tax benefit.

8.14.4	None of the Warranted Companies is a party to any Tax consolidation agreement (intégration fiscale).

8.14.5	The Warranted Companies have not entered into any agreements stipulating a delay for the payment of any Taxes.

8.14.6
Save for the contribution of assets from the Target Company to Biotech Ortho completed in April 2012, the Warranted Companies do not benefit from any special Tax treatment subject to compliance with an undertaking of any kind.

8.14.7
None of the transactions carried out by the Warranted Companies or to which they are parties - in particular (i) intercompany transactions, (ii) transactions between the Warranted Companies and their executive officers and (iii) transactions considered as exempt from value added tax - is likely to be recharacterized by any Governmental Authority which is competent with regards to Taxes. Save for the transfer of employees carried out under the Dental Carve Out, without limiting in any way the Majority Seller’s indemnification obligation under Clause 10.12 (Specific indemnity relating to the Dental Carve Out and the Dental Business Operations), no transfer of employees is likely to be considered as a transfer of business activities and thereof a transaction that is taxable by the competent authorities.

8.15	Labor

8.15.1
Save for minor breaches, the Warranted Companies have complied with labor Laws, social security Laws, the collective bargaining agreements governing them as well as with all health and safety standards in force, in particular those applicable to the Orthopaedic Business. The Warranted Companies have complied with Laws relating to employee-related data protection.

8.15.2
The employment contracts of the employees of the Warranted Companies are compliant with labor Laws and applicable collective bargaining agreements. No Warranted Company has entered into any contracts with any of its employees which provide, in the event of termination, for a notice period or payment of an indemnity which exceeds that provided for by applicable labor Laws and collective bargaining agreements.

8.15.3
All past restructurings, collective dismissals and social plans have been validly implemented by the Warranted Companies. All individual dismissals and other termination of employment contracts have been validly implemented by the Warranted Companies.

8.15.4
At the date of the Agreement only, the Warranted Companies have not been notified of any investigation by any social authority for material non compliance with applicable labor, social contributions and charges, health and safety Laws.

8.15.5
The employees of the Warranted Companies have received in full all amounts due and payable to them as at the Completion Date by the relevant Warranted Company. No arrangement has been entered into between the Majority Seller or any Warranted Company and any employee of the Warranted Companies that would result in such employee being entitled to a specific bonus or payment upon the Completion or by reason of the Completion.

8.15.6
There are no collective strikes, slowdowns or work stoppages pending or, to the Majority Seller’s knowledge, threatened between any Warranted Company and any employee, and none of the Warranted Companies has experienced any such strike, slowdown or work stoppage of a duration of more than one (1) day at any time in the last three years.

8.15.7
Schedule 8.15 contains a list of all employees of the Target Group Companies attached to the Orthopaedic Business at the date of this Agreement (to be updated on the Completion Date if needs be), which state their gross remuneration, including bonuses and gratuities, position and seniority.

8.15.8	At the date of the Agreement only, none of the Headquarters Employees has made known his or her intention to resign.

8.15.9
Save as required by applicable Laws, none of the Warranted Companies has entered into any pension benefit, retirement, profit sharing (intéressement, participation), growth sharing, company saving plans, retirement bonus, stock purchase or stock option plans, company savings plan or employee fund for the benefit of its employees, officers or director.

8.15.10	No consent of, or consultation with, any labor or trade union is required for the Sellers to enter into this Agreement or consummate the transactions contemplated hereby.

8.16	Intellectual and industrial property

8.16.1
All trademarks, patents, designs, domain names, data base, web sites and other intellectual or industrial property rights which are used by the Warranted Companies in connection with their Orthopaedic Business (the "Intellectual Property Rights") are either owned by them, or co-owned by them and/or used by them pursuant to a valid license agreement.

8.16.2
Schedule 8.16, part A, sets out a list of all Intellectual Property Rights owned or co-owned by the Warranted Companies. These Intellectual Property Rights are not subject to any Encumbrances, nor of any claims or actions. The relevant Warranted Companies are up-to-date with the payment of fees and have carried out all formalities necessary to ensure that such rights are validly registered.

8.16.3	Schedule 8.16, part B, sets out a list of all Intellectual Property Rights used by the Warranted Companies through license agreements.

8.16.4
The Target Group's business does not infringe upon or violate any intellectual property rights of any Third Party. To the Majority Seller's Knowledge and save as set out in Schedule 8.16, part C, which is provided for information only, no Third Party infringes upon the Intellectual Property Rights owned by the Warranted Companies.

8.16.5
Save for the co-owned Intellectual Property Rights disclosed in Schedule 8.16, part A, no Third Party has any right on the other Intellectual Property Rights of the Warranted Companies listed in Schedule 8.16, part A.

8.16.6
There are no claim, litigation or other pending proceedings brought by employees of the Warranted Companies (either former or current employees) based on their rights on any inventions or any other Intellectual Property Rights owned and/or used by the Warranted Companies.

8.17	IT - Software

8.17.1
All IT systems used by the Warranted Companies are either properly owned by the Warranted Companies or properly licensed or leased by the Majority Seller or an Affiliate or a Third Party to the Warranted Companies. The Warranted Companies are not in default of any material obligation under the licenses or leases.

8.17.2
The IT systems used by the Warranted Companies are adapted to the conduct of the business activities. The IT systems are in good working order and are used and maintained in accordance with good industry practices. The Warranted Companies have back-up systems available.

8.18	Compliance with Laws - Permits - Anti-corruption Laws

8.18.1
Excluding breaches that do not have material consequences, the Warranted Companies are in compliance with the Laws (other than any matter of compliance with Laws, which are subject to the other representations set out in this Agreement) applicable to the operations of such Warranted Companies in the Orthopaedic Business. To the Majority Seller’s

knowledge, neither the Majority Seller nor the Warranted Companies have received any written notice asserting a material failure to comply with any Law applicable to such Warranted Companies.

8.18.2
The Warranted Companies hold all the Permits, in particular, the Target Company and Biotech Ortho hold all authorizations and licenses necessary to conduct their activities as manufacturer (fabricant) of medical devices, and the Warranted Companies current activities are conducted in compliance with such Permits in all material respects. All such Permits are in full force and effect and, save as set out in Schedule 8.12 which is provided for information purposes only, none of the Warranted Companies has received written notice that any such Permits are to be revoked, cancelled or materially and adversely amended.

8.18.3
In the last five (5) years, the Warranted Companies have not been subject of any criminal penalty (in respect of a délit or a crime or any equivalent in the relevant jurisdiction of incorporation) related to the conduct of their activities.

8.18.4
The Majority Seller and the Warranted Companies (including any of their officers, directors or employees) have not directly or indirectly taken any action which is liable to lead to the Warranted Companies being in breach of any anti-corruption Laws of any kind applicable to the Warranted Companies, including in particular the provisions of Article L. 4113-6 of the French Public Health Code. The Majority Seller and the Warranted Companies have at all times complied with all good practices and guidelines provided by Eucomed applicable to interactions with healthcare professionals. The Majority Seller and the Warranted Companies have established compliance programs covering their dealings with healthcare professionals, and have complied with such compliance programs in all material respects. To the Majority Seller’s Knowledge, the Majority Seller and the Warranted Companies (including any of their officers, directors, or employees) have not directly or indirectly taken any action which is liable to lead to Purchaser being in breach of any national or international anti-corruption Laws, and in particular the US Foreign Corrupt Practices Act or the UK Bribery Act at the Completion Date.

8.18.5
None of the executives, managers, employees, agents or shareholders of the Warranted Companies is or has been government officials while they were also executives, managers, employees or shareholders of the Warranted Companies.

8.18.6
Neither of the Warranted Companies (including any of their officers, directors and employees), and to the Majority Seller’s Knowledge neither of the distributors, partners or agents of the Warranted Companies, has directly or indirectly given, promised, authorized, ratified or offered to make, or taken any act in furtherance of any payment or transfer of anything of value: (i) to any individual including Governmental Officials (as defined below); (ii) to an intermediary for payment to any individual including Government Officials; or (iii) to any political party.

8.18.7
The Majority Seller and each of the Warranted Companies is not aware of any signs that a payment has been made in violation of the anti-corruption laws, including any requests by any third party to be paid in an “off-shore” account, payments in excess of commercially reasonable terms, requests or recommendations from a Government Official for the Warranted Companies to retain a particular Third Party, unusually large expenses by an employee or agent of the Warranted Companies, or unusual invoicing procedures or invoices for amounts greater than the amounts the companies actually pay.

8.18.8	Neither the Warranted Companies nor any of their officers, directors or employees have been convicted of, or pleaded guilty to, an offense involving fraud or corruption, and it is not now listed by any Governmental Authority as being debarred, suspended, proposed for suspension or debarment, or otherwise ineligible for participation in government procurement programmes or other government contracts.

8.18.9
The Warranted Companies have carried out and carry out reasonable internal controls intended to ensure compliance with the anti-corruption Laws applicable to the Warranted Companies, including controls to ensure that their agents or other Third Parties do not make any payment in violation of such Laws. The Warranted Companies have implemented internal policies intended to ensure compliance with anti-corruption Laws applicable to them and have taken appropriate measures to ensure compliance with such policies by their officers, directors and employees.

8.18.10
No director or officer of the Warranted Companies has, directly or indirectly, made or caused to be made false or misleading statements to, or attempted to coerce or fraudulently influence, an accountant in connection with any audit, review, or examination of the financial statements of the Warranted Companies.

8.18.11
The Majority Seller and the Warranted Companies agree that the Purchaser may make full disclosure of information relating to a possible violation of the terms of this Agreement at any time and for any reason to any competent Governmental Authority, and to whomsoever the Purchaser determines in good faith has a legitimate need to know.

8.19	Environment

8.19.1
To the Majority Seller’s Knowledge, the Warranted Companies have conducted their activities pursuant to local custom, practice and tolerance applicable in respect of environmental issues, and in material compliance with the Laws relating to environmental matters.

8.19.2	The Target Company and Biotech Ortho do not operate any classified establishment.

8.19.3
None of the Warranted Companies has received any notification from any Governmental Authority regarding any material non-compliance with the Laws relating to environmental matters, with respect to any matter which remains outstanding as at the date hereof.

8.20	Insurance

8.20.1
Schedule 8.20 contains the list of all insurance policies in force taken out by the Warranted Companies (other than TriMed Biotech Inc. and TriMed Hellas) in the context of their Orthopaedic Business and in relation to their assets (the "Insurance Policies"). No notice of termination of any such Insurance Policy has been received and to the Majority Seller’s Knowledge, there is no reason to believe that they will not be renewed under similar conditions.

8.20.2
All assets, properties and risks of the Warranted Companies are covered by the Insurance Policies which are customary in France in the industry of the Orthopaedic Business carried out by the Warranted Companies.

8.20.3
All insurance premiums payable by the Warranted Companies, under the Insurance Policies have been paid by the relevant Warranted Companies. The Warranted Companies have complied with all their obligations under the Insurance Policies.

8.20.4
There is no claim outstanding or dispute in progress regarding any claim under the Insurance Policies and, to the Majority Seller’s Knowledge, no event has taken place likely to give rise to such a claim or to lead to such a dispute or to adversely affect the terms of the Insurance Policies (including denial of coverage, non-renewal of the policies or increase of the premiums). All losses (sinistres) have been duly notified by the Warranted Companies to the relevant insurance bodies.

8.21	Conduct of the Orthopaedic Business since 30 June 2013

8.21.1
Since 30 June 2013 until the date of this Agreement, the Orthopaedic Business of the Warranted Companies has been conducted in the ordinary course of business consistent with past practices. In particular, none of the actions referred to in Clause 5.1, paragraphs (a) to (m) have been implemented.

8.21.2
Since 30 June 2013 until the date of this Agreement (i) there has been no material change in the manner or time of payment by the debtors, or the issue of invoices or collection of debts, or policy of reserving for bad debts and the Warranted Companies have not paid or undertaken to pay any sum or debt other than under a liability incurred in the ordinary course of their business; and (ii) any variation of the Warranted Companies’ working capital requirement (besoin en fonds de roulement) and capital expenditures has been managed in accordance with past practices and in the ordinary course of business.

8.22	Accounts Receivable and Accounts Payable

8.22.1	Account receivables

(a)
All the account receivables that remain due to the Warranted Companies are valid receivables that are enforceable against the customers and have been subject to a sufficient provision in the Financial Statements in accordance with GAAP. The Warranted Companies have not granted to their customers any discount, reduction or rebate outside the normal course of business and have applied conditions and prices in accordance with customary practices.

(b)
The account receivables recorded in the Financial Statements and those arising after June 30, 2013 and referred to in the Closing Financial Statements, have arisen in the normal course of business. The accounts receivable are free of all Encumbrances.

8.22.2	Account payables

(a)
All the account payables of the Warranted Companies at June 30, 2013 are recorded in the Financial Statements. These account payables have arisen in the normal course of business and there is no circumstance that may lead to payment of late payment interest, penalties or indemnities for non-payment or late payment of account payable.

(b)	The Warranted Companies have fulfilled all their obligations with regard to their suppliers, including in particular their obligation with regard to payment periods.

8.23	Inventories

The inventories of each of the Warranted Companies included in the Financial Statements were recorded in accordance with GAAP applicable to such Warranted Company, all validly owned by each Warranted Company, not subject to any Encumbrances, consist of useable, non-obsolete items and which, as regards their quality and quantity, can be sold in the normal course of business at a price which is at least equal to their net book value at June 30, 2013. The level of inventories is sufficient for conducting the Warranted Companies’ Orthopaedic Business.

8.24	Products - Products Liability

8.24.1
All products developed, manufactured, packaged, sold and/or promoted by the Warranted Companies in connection with their Orthopaedic Business (which all qualify as medical devices) have been manufactured, packaged, sold and promoted in accordance with applicable Laws, and pursuant to the terms of the representations and warranties and/or specifications provided for in contracts. The Warranted Companies and/or the Majority Seller are not aware of any facts or events that are likely to call into question the method of analysis or manufacture of the products established and implemented by the Warranted Companies.

8.24.2
None of the products developed, manufactured, packaged or sold by the Warranted Companies in connection with their Orthopaedic Business contains a latent defect or other defect, that is likely to give rise to a claim for damages by a customer or a consumer of the product or a Third Party, and, to the Majority Seller’s Knowledge, there is no existing claim or any facts on the basis of which such a claim could be based.

8.24.3
Save as set out in Schedule 8.24 which is provided for information purposes only, none of the Warranted Companies is currently implementing (and has not implemented during the forty-eight (48) months preceding the date hereof) any product recall or product replacement campaign (or any other action of the same kind) due to a problem or defect in any of the products developed, manufactured, packaged or sold by the Warranted Companies in connection with their Orthopaedic Business.

8.24.4
Save as set out in Schedule 8.12 which is provided for information purposes only, no written notice has been received by any of the Warranted Companies in connection with their Orthopaedic Business, and there are no facts or circumstances pending, which indicate that any product registration, in particular the CE marks, may be revoked, withdrawn or may not be renewed, or that any product which is on the market may be withdrawn, or that the product labeling, information leaflet or indication may be modified, or which may otherwise confer a right of revocation of the product registration or limitation of the sale of the product.

8.24.5
All the files relating to the products manufactured, packaged and sold by the Warranted Companies, in particular the regulatory and technical dossiers, are complete, validly held by the Warranted Companies and currently in their possession and have been maintained in accordance with the applicable Laws. Furthermore, all technical files relating to implants jointly developed by Polyshape and the Target Company or Biotech Ortho in connection with the Orthopaedic Business of the Target Group are complete and are validly owned by the Target Company or Biotech Ortho.

8.25	Loans

8.25.1	Save for loans or other borrowing agreements to which the Target Company is a party and which will be transferred as part of the Dental Carve Out, Schedule 8.25 contains a list of current loans or other borrowing agreements to which a Warranted Company is a party as borrower, entered into with a Third Party.

8.25.2
The Warranted Companies have not granted to anyone, including Third Parties (except for the usual payment periods granted to its customers in the normal course of business and in accordance with the Laws), any loans, advances or other financial assistance.

8.26	Prior Relations

Each Seller represents and warrants that there is no agreement in force between them and any of the Warranted Companies. As a consequence of the foregoing, each Seller hereby represents and warrants that the Warranted Companies do not have any claim, on any basis whatsoever, against them and that they also do not hold any claim of any kind, on any basis whatsoever, against either of the Warranted Companies.

8.27	No other representations and warranties

8.27.1
Except for the Warranties contained in Clauses 8.1 to 8.27, the Majority Seller nor any other person related to it, makes or shall be deemed to make any representation or warranty to the Purchaser, express or implied, on behalf of the Majority Seller, notwithstanding the delivery or disclosure to the Purchaser of any documentation or other information by the Majority Seller or any other person with respect to any one or more of the foregoing.

8.27.2
Except for the Warranties contained in Clauses 8.1, 8.3, 8.5.1, 8.26 and 8.27, none of the Naxicap Sellers nor any other person related to the Naxicap Sellers, makes or shall be deemed to make any representation or warranty to the Purchaser, express or implied, on behalf of the Naxicap Sellers, notwithstanding the delivery or disclosure to the Purchaser of any documentation or other information by the Naxicap Sellers or any other person with respect to any one or more of the foregoing.

9	REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

The Purchaser hereby represents and warrants the following to the Sellers, it being specified that, unless provided otherwise, such representations and warranties are made on the date hereof and as at the Completion Date.

9.1	Due Organisation

The Purchaser is a Delaware corporation duly organised or established, validly existing and in good standing under the Laws of the jurisdiction of its organisation, and has full power and authority to enter into the Agreement and any other documents to be entered into pursuant to the Agreement and to perform its obligations hereunder.

9.2	Capacity - Authorisation - Validity of the Agreement

9.2.1
The Purchaser has the absolute and unrestricted right, power, authority and capacity to execute and deliver the Agreement any other documents to be entered into pursuant to the Agreement and to perform its obligations hereunder and thereunder.

9.2.2	The Agreement and any other documents to be entered into pursuant to the Agreement, and the consummation of the transactions contemplated hereby and thereby, have been duly authorized by all necessary action of the Purchaser, including by any required approval, consent or authorisation from such Purchaser’s corporate bodies, and no other action, approval, consent or authorisation on the part of the Purchaser is necessary or required in connection therewith. No regulatory approval, consent or authorisation (in particular pursuant to antitrust Laws applicable in any relevant jurisdictions) is necessary or required in connection with the execution of the Agreement and of any other documents to be entered into pursuant to the Agreement and with the consummation of the transactions contemplated hereby and thereby.

9.2.3
Each of the Agreement and of any other documents to be entered into pursuant to the Agreement has been duly executed by the Purchaser and constitutes the legal, valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms.

9.3	No conflict or violation

The execution and performance by the Purchaser of this Agreement and of any other documents to be entered into pursuant to the Agreement, and the consummation by the Purchaser of the transactions contemplated hereby and thereby, does not and will not:

(a)	violate or conflict with the organisational documents of the Purchaser;

(b)	violate or conflict with any provision of Law, or any order, Judgement, decision or rule of any Governmental Authority, which is applicable to the Purchaser or its properties or assets;

(c)
require any consent, authorisation, permit, approval, filing with, or notice to, any Governmental Authority under any provision of Law applicable to the Purchaser (in particular under any provision of antitrust Laws applicable in any relevant jurisdictions);

(d)	conflict with, violate, result in the breach of or constitute a default under any instrument or agreement to which the Purchaser is a party or by which it is bound.

9.4	Financing

9.4.1
The Purchaser represents and warrants to the Sellers that (a) the Purchaser has all the funds necessary to the consummation of all transactions contemplated under this Agreement and the compliance with its obligations hereunder, and (b) therefore, it does not need any external financing in this respect.

9.4.2
The Purchaser represents and warrants to the Sellers that it will take any and all actions as may be required to ensure that all amounts payable pursuant to this Agreement are paid on the Completion Date.

9.5	Purchaser’s inquiry

9.5.1
Prior to the execution of this Agreement, the Purchaser, a professional actor in the industry of the Orthopaedic Business, carried out a due diligence of the Target Company and the Target Group Companies with the assistance of its counsel consisting in (i) reviewing the Information mentioned in paragraph (F) of the Recitals, said Information having been prepared by the Majority Seller in good faith and, when applicable, consistent with past practices (ii) asking questions and reviewing their answers and (iii) attending visits on sites. Further to this due diligence exercise, the Purchaser decided to enter into this Agreement.

9.5.2
The Purchaser has received from the Majority Seller certain projections, forecasts and/or business plan information. The Purchaser acknowledges that the Majority Seller does not make any representation and warranty as to the accuracy or completeness of said information, and the Purchaser further confirms that it made its own valuation of the Target Group Companies, their current position and future financial and business prospects.

9.6	No bankruptcy

The Purchaser is not insolvent (en état de cessation des paiements), and is not subject to any moratorium, safety proceeding (procédure de sauvegarde), administrative reorganisation, judicial liquidation, bankruptcy, insolvency, winding-up or similar proceeding under any applicable Law and there is no reason for the Purchaser to be subject to any such proceeding.

9.7	No litigation

There is no investigation, action or procedure instituted, pending or, to the knowledge of the Purchaser, threatened, against the Purchaser, or any of its Affiliates, which, individually or in the aggregate, directly or indirectly, would reasonably be likely to have an adverse effect on the Purchaser’s ability to effect in a timely manner the transactions contemplated herein, nor is there any outstanding judgment, decree, or injunction, in each case against the Purchaser or any of its Affiliates, or any order of any governmental entity applicable to the Purchaser or any of its Affiliates, which has or would reasonably be likely to have, individually or in the aggregate, an adverse effect on the Purchaser’s ability to complete in a timely manner the transactions contemplated herein.

10.	INDEMNIFICATION

10.1	Principles of indemnification

10.1.1
As set out in Clause 8 (Representations and warranties of the Sellers), (i) the Majority Seller grants to the Purchaser the Warranties set out in Clauses 8.1 to 8.27 and (ii) the Naxicap Sellers grant to the Purchaser the Warranties set out in Clauses 8.1, 8.3, 8.5.1, 8.26 and 8.27.

As a result:

(a)
the Majority Seller hereby agrees for its own account but not jointly nor severally (pour son propre compte et sans solidarité) with the Naxicap Sellers that, from and after the Completion Date, subject to the other provisions of this Clause 10 (Indemnification), it shall indemnify, defend and hold harmless, without duplication, the Purchaser against any and all liabilities, losses, damages, payments, costs and expenses (including reasonable expenses incurred in connection with investigating, defending or asserting any claim, action, suit or proceeding, such as legal costs, counsel fees and disbursements), awards, judgments, interests, fines or penalties (each a “Loss”) suffered or incurred by the Purchaser and/or any of the Warranted Companies (the “Affected Party”) relating to, arising out of or resulting from (i) any breach of, inaccuracy or omission in the Warranties granted by the Majority Seller as of the date hereof or as of the Completion Date as the case may be and (ii) the matters contained in Schedule 8.12;

provided that by way of exception,

(1)
in the event of Losses with respect to the matters contained in Schedule 8.12, the Majority Seller shall only indemnify the Purchaser against fines and/or penalties or other out-of-pocket payments to Third Parties (such out-of-pocket payments being capped to a maximum of USD 500,000) which would be imposed on or incurred by the Purchaser or any Warranted Company; and

(2)
in the event of Losses suffered or incurred by any Affected Party as a result of any measures or actions taken or implemented by the Majority Seller at the request of the Purchaser in accordance with, or as a consequence of any right of the Purchaser pursuant to Clause 5.6 (TriMed joint-venture agreement), the Purchaser shall not be entitled to any indemnification by the Majority Seller.

(b)
each Naxicap Seller hereby agrees for its own account but not jointly nor severally (pour son propre compte et sans solidarité) with the Majority Seller that, from and after the Completion Date, subject to the other provisions of this Clause 10 (Indemnification), it shall indemnify, defend and hold harmless, without duplication, the Purchaser against any and all Losses suffered or incurred by the Purchaser (excluding indirect or potential damages) relating to, arising out of or resulting from any breach of, inaccuracy or omission in the Warranties granted by such Naxicap Seller as of the date hereof or as of the Completion Date as the case may be.

10.1.2
It is expressly agreed that, as a result of the indemnification undertakings of the Sellers provided hereunder, the Purchaser shall be indemnified and held harmless up to the entire amount of the concerned Loss for which the Purchaser claims indemnification (and not only a portion thereof) as follows:

•
if a Loss relates to a breach, inaccuracy or omission in the Warranties granted by the Majority Seller only, under Clauses 8.2, 8.4, 8.5.2, 8.6 to 8.25, the related indemnification shall be entirely borne by the Majority Seller;

•
if a Loss relates to a breach, inaccuracy or omission in the Warranties granted by both the Majority Seller and the Naxicap Sellers under Clauses 8.1, 8.3, 8.5.1, 8.26 and 8.27, the related indemnification shall be borne by each of the Sellers pro rata to their respective shareholding in the share capital of the Target Company as at the date hereof (as reflected in paragraph C of the recitals).

Notwithstanding the foregoing, it is expressly specified that in case of a Loss incurred by a Warranted Company (other than the Target Company) in which the Target Company or the Target Subsidiaries do not hold more than 50% of the share capital as at the Completion Date, the Majority Seller shall indemnify the Purchaser under this Clause 10 (Indemnification) for an amount corresponding to the relevant Loss multiplied by the percentage that the shares of the Warranted Company concerned represent in its share capital as at the Completion Date.

10.1.3
As from the Completion Date, (a) the right to be indemnified under this Clause 10 (Indemnification) shall be the exclusive remedy of the Purchaser (other than causes of action arising from fraud) for any breach of, inaccuracy or omission in any Warranties and (b) the Purchaser hereby expressly waives any rights or action other than those expressly contemplated by this Agreement with respect to any breach of, inaccuracy or omission in any Warranties (this shall not limit, for the avoidance of doubt, actions for fraud).

10.1.4	Any payment made by the Sellers to the Purchaser pursuant to this Clause 10 (Indemnification) shall be considered as a reduction in the Purchase Price.

10.1.5
The Information mentioned in paragraph (F) of the recitals as well as the information contained in the Schedules shall not exempt the Sellers from their obligations under the Warranties and shall not limit in any manner the Purchaser’s right to indemnification under this Clause 10.

10.1.6
As far as any indemnification claimed by the Purchaser against any Naxicap Sellers is concerned, the applicable indemnification provisions are set out in Clause 10.11 (Limited indemnification by the Naxicap Sellers).

10.2	Determination of Loss

10.2.1
When the Loss is deductible for Tax purposes, the amount of the Loss is to be calculated after deduction of any Tax reduction or as a decrease in Tax payable by the Affected Party in respect of such Loss.

10.2.2	The amount of the sums due by any Seller under the Agreement shall also be reduced:

(a)
by any amount actually paid to the Affected Party by any Third Party in respect of the relevant Loss (including, without limitation, pursuant to insurance coverage or to any right for indemnification towards any Third Party), provided however that no such indemnification from Third Party shall delay the payment of the sums owed to the Purchaser under the Agreement; in this respect, where the Affected Party is entitled to recover from some other person any sum which is the subject of a Claim, the provisions of Clause 10.8 (Payments of Claim and recovery from Third Parties) shall also apply, it being specified that such recovery process shall not delay the payment of the sums owed by any Seller to the Purchaser; and

(b)	if the fact which forms the basis of a Claim has given rise to a specific provision in the Financial Statements, by the amount of the corresponding provision in the Financial Statements.

10.2.3
Any tax reassessment or deficiency assessed by the Tax authorities the sole effect of which is to shift a Tax liability from one fiscal year to another shall give rise to indemnification by a Seller only insofar as the Affected Party is required to pay a penalty or interest charge in relation thereto.

10.2.4
Any tax reassessment or deficiency assessed with regard to a Tax which is recoverable, such as a VAT, shall give rise to indemnification only insofar as the Affected Party is required to pay a penalty or interest charge in relation thereto.

10.3	Limitations

10.3.1
The Parties have agreed that the Majority Seller's obligation to indemnify the Purchaser under this Clause 10.1.1 may only be implemented if the amount of each individual Loss or Losses arising from a single event, suffered by the Purchaser or the Warranted Companies is at least equal to EUR 30,000 in which case the Purchaser shall be entitled, subject to the limitations set forth in this Agreement, to indemnification for the full amount of such Loss (and not merely the excess) up to the Majority Seller’s Liability Cap.

10.3.2
Any indemnity payments pursuant to the Agreement shall only be payable if they exceed the threshold of EUR 535,000, which may only be called into play once and shall apply cumulatively to all claims made under Clause 10.1.1, it being specified that once the threshold is reached, all Losses suffered by the Purchaser and/or the Warranted Companies shall be indemnified as from the first euro.

10.3.3
The maximum aggregate liability of the Majority Seller for any and all Losses with respect to the matters contained in Clause 10.1.1 shall not exceed an amount of EUR 5,535,000 (the “Majority Seller’s Liability Cap”).

10.3.4
Notwithstanding anything to the contrary therein, none of the limitations contained in Clauses 10.3.1 to 10.3.3 shall apply to any Loss arising from a breach by the Majority Seller of any Fundamental Sellers’ Warranties or as set out in Clause 10.12.5 to the specific indemnification undertaking of the Majority Seller contained in Clause 10.12 (Specific indemnity relating to the Dental Carve out and the Dental Business Operations): in such cases, the maximum aggregate liability of the Majority Seller for any and all Losses with respect to the matters contained in Clause 10.1.1 including any Losses based on the Fundamental Sellers’ Warranties and the matters contained in Clause 10.12 (Specific indemnity relating to the Dental Carve out and the Dental Business Operations) shall in no event exceed a maximum amount equal to the amount of that part of the Purchase Price (including the monetary equivalent of the WM Shares) it receives as consideration for the transfer of the Target Shares that it owns.

10.3.5	The Purchaser shall not be entitled to indemnification pursuant to this Clause 10 (Indemnification) to the extent that such claim:

(a)	occurs as a result of the coming into force of any legislation not in force at the Completion Date; or

(b)	occurs by reason of any change occurring after the Completion Date in the practice or standard of any Governmental Authority; or

(c)	occurs by reason of any event, act, occurrence or omission incurred prior to the Completion Date but at the express written request or with the express written consent of the Purchaser; or

(d)
arises or increases as a result of any voluntary act or omission (save for any act or omission imposed by Law, a final (exécutoire) court order, a decision of any Governmental Authority) of the Purchaser and/or the management of the Purchaser or the Warranted Companies after Completion - otherwise than in the ordinary course of business - where the Purchaser and/or such management knew that such act or omission would give rise to or increase the liability in question; or

(e)
such claim occurs in respect of the termination of any contract entered into by the Warranted Companies, or on their behalf, or of any contract of which they are beneficiary, when such termination is consequent upon the sale completed under the Agreement, subject to the provisions of Clause 5.7 (Repayment of loans at Completion) and the provisions of Clause 8.13.2.

10.3.6
Subject to Clause 10.9 (Escrow Agreement), the payment of any sums with respect to a Loss shall be made in cash to the Purchaser on a USD by USD basis and shall preclude any other claim for indemnification with respect to the same event or subject matter.

10.4	Submission of a Claim for indemnification

10.4.1	The Warranties shall expire upon the second (2nd) anniversary of the Completion Date, except that:

(a)	the Fundamental Sellers’ Warranties shall survive until the expiration of the applicable statute of limitations; and

(b)	the Warranties related to Tax matters mentioned in Clause 8.14 (Tax) shall survive until the fourth (4th) anniversary of the Completion Date; and

(c)
the specific indemnity relating to the Dental Carve Out and the Dental Business Operations set out in Clause 10.12 (Specific indemnity relating to the Dental Carve out and the Dental Business Operations) shall survive until the tenth (10th) anniversary of the Completion Date.

(any of these four (4) periods above, the “Survival Period”).

Provided that a notice of any Claim shall have been given in accordance with the provisions in Clause 10.4.2 below within the applicable Survival Period and such Claim has not been finally resolved by the expiration of such Survival Period, the Warranty that is the subject of such Claim shall survive solely for purposes of resolving such outstanding Claim until such Claim is finally resolved.

It is understood that any Claim made pursuant to the Agreement before the expiration of the above Survival Period shall remain covered by the Warranties.

10.4.2	Any notice of a Claim (a “Claim Notice”) shall:

(a)
state the identity of the Affected Party and the Purchaser’s estimate of the amount of the Loss (which estimate shall not be conclusive of the final amount of such Claim), if known, and method of computation thereof, and contain a reference to the main Warranties on which the claim is based;

(b)
attach reasonable evidence, documentation and information in support of the Claim, if and to the extent same are available, in order to allow the Majority Seller to assess the merits of the Claim and/or the estimated amount of the Loss; and

(c)
be notified by the Purchaser to the Majority Seller (i) within reasonable time and, in any event, no later than thirty (30) Business Days (or in case of injunctions, référés or any equivalent proceeding or deadline imposed by a Governmental Authority or court order, as soon as reasonably possible) after it became aware of the circumstances which gave rise to such claim (a “Direct Claim”) or (ii) in the event a written claim or demand, for which the Majority Seller may have a liability pursuant to this Clause 10 (Indemnification), is asserted against the Affected Party by a Third Party (a “Third Party Claim”), no later than twenty (20) Business Days following the Affected Party’s receipt of such claim; provided that any failure by the Purchaser to notify a Claim pursuant to the above shall not release the Majority Seller’s obligations under this Clause 10 (Indemnification) but should the Majority Seller suffer damages because of the failure of the Purchaser to notify its demand or claim within the above period of time due to the negligence of the Purchaser, the Majority Seller shall be entitled to deduct from the indemnity due to the Purchaser the amount of damages suffered by the Majority Seller due to this failure.

10.5	Cooperation

The Affected Party shall reasonably cooperate with and assist the Majority Seller in determining the validity of any Claim for indemnity by the Purchaser and, subject to the provisions of Clause 10.6, in defending against a Third Party Claim. In connection with any fact, matter, event or circumstance that gives rise to a Claim against the Majority Seller under this Clause 10 (Indemnification):

(i)
the Purchaser shall allow the Majority Seller and its advisers to investigate the fact, matter, event or circumstance alleged to give rise to such Claim and whether and to what extent any amount is payable in respect of such Claim, to the extent that such investigation shall not unreasonably disturb the normal course of business of the Affected Party; and

(ii)
the Majority Seller and its advisers shall be granted reasonable access to the relevant material information of which the Purchaser is aware which relates to the Claim (subject to applicable confidentiality undertakings vis-à-vis Third Parties, if any), and the Purchaser shall procure that the relevant Warranted Companies and their professional advisers provide such information and assistance, including access to premises and personnel and the right to examine and copy or photograph any assets, accounts, documents and records, as the Majority Seller or its advisers may reasonably request, subject to a reasonable prior notice and in a way that will not unreasonably disturb the normal course of business of the concerned Warranted Companies.

10.6	Third Party Claim - Control of Defense

10.6.1
In case of a Third Party Claim, the Majority Seller shall notify within fifteen (15) Business Days of receipt of the Claim Notice whether it decides to assume the defense of such Third Party Claim. Should the Majority Seller fail to notify its decision within such fifteen (15) Business Days period, it shall be considered as having refused to assume the defense of such Third Party Claim.

10.6.2
Should the Majority Seller elect to assume the defense of a Third Party Claim, (i) it shall be considered as having admitted any liability to the Purchaser under this Clause 10 (Indemnification) with respect to such Third Party Claim, without prejudice to the limitations provided in this Clause 10 (Indemnification) and (ii) it shall have the right to defend the Affected Party by appropriate proceedings and will have the sole power to direct and control such defense.

Any expenses incurred by the Affected Party in connection with such defense shall be borne and paid by the Affected Party and will be included as part of the Loss to be indemnified by the Majority Seller in accordance with the provisions of Clause 10 (Indemnification).

In such case:

(a)	the Purchaser shall:

(i)
provide, or cause the relevant Warranted Company to provide, the Majority Seller with all notices, written communications and filings (including court papers) made by or on behalf of any party to the underlying Third Party Claim which the Purchaser and/or the relevant Warranted Company would receive (other than that pursuant to paragraph (b)(iii) below); and

(ii)
take, or cause the relevant Warranted Company to take, all such reasonable steps or proceedings as the Majority Seller may consider necessary to avoid, resist, defend, appeal or compromise any such Third Party Claim (provided that the Majority Seller and the Purchaser shall have agreed the method of, and resources for implementing such reasonable steps or proceedings);

(b)	the Majority Seller:

(i)	shall allow the Purchaser to participate in the defense of the Third Party Claim if the Purchaser so elects and, notably, to participate in meetings and other major steps of the proceedings;

(ii)
shall take into account the advice, arguments in defense, proposals of actions, as submitted by the Purchaser, in particular when those aim at defending the best interest of the Warranted Company concerned;

(iii)
shall keep the Purchaser and (if different) the Affected Party regularly informed with respect to the steps, status and progress of the Third Party Claim and its defense and promptly provide the Purchaser and the Affected Party (if different) with all notices, written communications and filings (including court papers) made by or on behalf of any party to the underlying Third Party Claim;

shall not, without the prior written consent of the Purchaser and (if different) the Affected Party (which consent shall not be unreasonably withheld, conditioned or delayed), settle, compromise or offer to settle or compromise any Third Party Claim.

10.6.3
If the Majority Seller (i) elects not to defend the Affected Party against a Third Party Claim or (ii) after assuming the defense of a Third Party Claim, fails to take reasonable steps necessary to defend such Third Party Claim within ten (10) days after receiving written notice from the Purchaser or (if different) the Affected Party to the effect that the Majority Seller has so failed, the Affected Party shall assume its own defense.

10.6.4
Whether or not the Majority Seller has assumed the defense of a Third Party Claim, the Affected Party shall not admit any liability with respect to, or settle, compromise or discharge, such Third Party Claim, to the extent indemnification payment may be due in respect thereof pursuant to this Clause 10 (Indemnification), without the Majority Seller’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed).

10.7	Direct Claim

In the event the Majority Seller receives a Claim Notice from the Purchaser pursuant to Clause 10.4 (Submission of a claim for indemnification) that does not involve a Third Party

Claim, the Majority Seller shall notify the Purchaser, within thirty (30) Business Days following the receipt of such notice, whether it disputes its liability to the Purchaser under this Clause 10 (Indemnification).

If the Majority Seller disputes its liability, the Majority Seller and the Purchaser shall make their best efforts to find an agreement on the concerned Direct Claim within fifteen (15) Business Days of receipt of the Claim Notice and, failing to reach an agreement, the dispute shall be resolved in accordance with Clause 18.3 (Governing law and submission to jurisdiction).

10.8	Payments of Claim and recovery from Third Parties

10.8.1	The indemnification shall be due and payable by the Majority Seller under this Agreement:

(a)
regarding a Third Party Claim, within fifteen (15) Business Days following (i) the date upon which the relevant amount becomes payable by the Affected Party to the Third Party as a result of a final non-appealable Judgment or arbitral decision, or an out of court settlement with the concerned Third Party, or (ii) in case the Majority Seller disagrees upon its liability, the date of any applicable settlement entered into pursuant to Clause 18 (Governing law and submission to jurisdiction) or the date of a final non-appealable Judgment pursuant to Clause 18.3 (Governing law and submission to jurisdiction) holding, as the case may be, the Majority Seller liable for indemnification with respect to the Purchaser’s Claim;

(b)
regarding a Direct Claim, within fifteen (15) Business Days from (x) the date on which the Purchaser and the Majority Seller have agreed upon in writing on the amount of the indemnification or (y) the date of a final non-appealable Judgment pursuant to Clause 18.3 (Governing law and submission to jurisdiction) holding, as the case may be, the Majority Seller liable for indemnification with respect to the Purchaser’s Claim.

10.8.2
Where the Affected Party is entitled to recover from some other person any sum which is the subject of a Claim, the Purchaser shall promptly notify the Majority Seller thereof and the Affected Party shall take, in a timely manner, all reasonable steps (in particular considering commercial and business interests of the Affected Party concerned) to enforce such recovery. Upon receipt of any sums so recovered, any Claim shall be limited (in addition to the other limitations on the liability of the Majority Seller referred to in Clause 10 (Indemnification)) to the amount by which the Loss shall exceed the amount so recovered, taking into account the potential tax burden generated by such recovery.

In the event the Majority Seller has indemnified the Purchaser with respect to a Loss, and the Affected Party later receives any amount indemnifying the same Loss, the Purchaser shall within one (1) month repay such amount to the Majority Seller, up to the amount already paid by the Majority Seller to the Purchaser with respect to such Loss.

10.9	Escrow Agreement

10.9.1
In order to secure the payment of any indemnification that may become due by it to the Purchaser pursuant to Clauses 8 (Representations and warranties of the Sellers) and 10 (Indemnification) hereof (including, for the avoidance of doubt, Clause 10.12 (Specific indemnity relating to the Dental Carve out and the Dental Business Operations), the Majority Seller agrees to place into escrow (the “Escrow”):

(a)	556,586 WM Shares representing (approximately) a total value of USD 15,000,000, during an initial period of twelve (12) months after the Completion Date;

(b)
Reduced to a number of WM Shares representing a total value of USD 10,000,000, during an additional period of twelve (12) months as from the first anniversary of the Completion Date until the second anniversary of the Completion Date, it being specified that if the claims made by the Purchaser between the Completion Date and the first anniversary date of the Agreement represent an amount which is higher than USD 10,000,000, the USD 5,000,000 part to be released on this first anniversary date as indicated above shall be reduced on a USD to USD basis by the amount of such difference.

it being specified that:

(i)	the number of WM Shares in (a) above has been determined on a price per share of USD 26.95;

(ii)	the number of WM Shares in (b) above shall be determined on the basis of a price per share of USD 26.95; and

(iii)	in both cases, such numbers of WM Shares shall be fixed and final for purposes of this Clause 10.9.

On the Completion Date, the Purchaser and the Majority Seller agree to enter into an escrow agreement on terms to be agreed in good faith prior to the Completion Date (the “Escrow Agreement”) with either Société Générale or Banques Populaires, as appointed by the Purchaser and the Majority Seller to act as escrow agent (the “Escrow Agent”) for this purpose.

10.9.2	The Purchaser expressly waives any and all rights it may have under the application of legal compensation between:

(a)
(i) all sums that have become due and payable (certaines, liquides et exigibles) to the Purchaser in accordance with Clause 10.8 (Payments of Claim and recovery from Third Parties) on the one hand and (ii) all sums that have become due and payable (certaines, liquides et exigibles) to the Majority Seller in accordance with Clause 3.1.3(d) (Settlement payment) on the other hand; or

(b)
(i) all sums that have become due and payable (certaines, liquides et exigibles) to the Purchaser in accordance with Clause 10.8 (Payments of Claim and recovery from Third Parties) on the one hand and (ii) all sums that have become due and payable (certaines, liquides et exigibles) to the Majority Seller in accordance with Clause 3.1.4 (Earn Out) on the other hand.

10.9.3	All expenses and fees of the Escrow Agent in relation to the Escrow shall be borne by the Majority Seller.

10.10	Mitigation

Each of the Purchaser and the Majority Seller agrees to take all reasonable steps to mitigate their respective Losses upon and after becoming aware of any event or condition that could reasonably be expected to give rise to any Losses that could be indemnified hereunder.

10.11	Limited indemnification by the Naxicap Sellers

In respect of the Warranties given by the Naxicap Sellers as set out in Clause 10.1.1(b), the provisions of this Clause 10 (Indemnification) shall apply mutatis mutandis to any Claim submitted by the Purchaser (including in respect of any Third Party Claim) against any of the Naxicap Sellers save for the provisions set out in Clauses 10.3.1, 10.3.2 and 10.3.3 which shall not apply to the indemnification undertaking of the Naxicap Sellers hereunder.

10.12	Specific indemnity relating to the Dental Carve Out and the Dental Business Operations

10.12.1
The Majority Seller represents and warrants to the Purchaser that the Dental Carve Out shall be completed and be in full force and effect prior to or at the Completion Date in accordance with Schedule 4.1(a) and in compliance with the applicable Laws so that (i) all assets, liabilities, rights or obligations relating to the Dental Business are validly transferred to Biotech Dental pursuant to the effect of a “transmission universelle de patrimoine” and all assets and rights relating to or necessary for the conduct of the Orthopaedic Business remain within the Target Company, (ii) all of the transfers of the shares of Leasemi and Polyshape to the Majority Seller and of Biotech Medical Aesthetic, Biotech Maroc, Biotech Africa, Biotech Portugal, Biotech GmbH and Biocétis to Biotech Dental are validly completed and are in full force and effect and (iii) the transfer of shares of Biotech Dental to the Majority Seller is validly completed and is in full force and effect. On the Completion Date, no assets, liabilities (including notably Tax liabilities), rights or obligations relating to the Dental Carve Out remain, in all or part, owned or incurred by any of the Target Group Companies. In addition, the Majority Seller waives any and all claims against the Target Company in relation to or as a result of the Dental Carve Out.

10.12.2
The Majority Seller represents and warrants to the Purchaser that the valuation on the basis of which the Dental Carve Out is made (including the valuation of the assets, liabilities, rights or obligations relating to the Dental Business transferred to Biotech Dental and the purchase price of the transfers of the shares of Leasemi and Polyshape to the Majority Seller and of Biotech Medical Aesthetic, Biotech Maroc, Biotech Africa, Biotech Portugal, Biotech GmbH and Biocétis to Biotech Dental) represents a true and fair value.

10.12.3
The Majority Seller represents and warrants to the Purchaser that further to the Dental Carve Out, the companies involved in such Dental Carve Out and remaining the Majority Seller’s direct or indirect subsidiaries carrying out a Dental Business, will not be involved in any manner whatsoever in, or will not carry out any activity (even on a non material basis), in relation to an Orthopaedic Business save as provided for in Clause 7.3 (Majority Seller’s non-compete undertaking).

10.12.4
The Majority Seller shall indemnify, defend and hold harmless the Purchaser and the Target Group Companies against any and all Losses suffered in relation to or as a result of (i) the Dental Business Operations, (ii) the Dental Carve Out, (iii) the valuation of the Dental Business in connection with the Dental Carve-Out, or (iv) any breach of, inaccuracy or omission in the representations and warranties granted by the Majority Seller in Clauses 10.12.1, 10.12.2 or 10.12.3.

10.12.5
In respect of the specific indemnity relating to the Dental Carve Out and the Dental Business Operations contained in this Clause 10.12, the provisions of Clause 10 (Indemnification) shall apply mutatis mutandis to any Claim submitted by the Purchaser (including in respect of any Third Party Claim) against the Majority Seller save for the provisions set out in Clauses 10.3.1, 10.3.2 and 10.3.3 which shall not apply to the specific indemnification undertaking of the Majority Seller contained herein.

10.13	Reciprocity

The provisions of this Clause 10 (Indemnification) shall apply mutatis mutandis to any Claim from any of the Sellers (including in respect of any Third Party Claim) against the Purchaser for a Loss directly suffered or incurred by any of the Sellers to the extent relating to or arising out of any breach of any representations and warranties set forth in Clause 9 (Representations and warranties of the Purchaser) as of the date hereof or as of the Completion Date.

11.	Termination

11.1	This Agreement may be terminated at any time prior to the Completion Date:

(i)	by mutual written agreement of the Majority Seller and the Purchaser;

(ii)
by either the Purchaser or the Majority Seller by giving written notice of such termination to the other Party if a court of competent jurisdiction or any Governmental Authority has issued an order or any other Judgment or taken any other action (which order or judgment the Parties hereto shall use their commercially reasonable endeavours to have lifted) which permanently restrains, enjoins or otherwise prohibits the transactions contemplated in this Agreement; or

(iii)
automatically (a) on 20 December 2013 in the event the Dental Carve Out has occurred on or prior to 29 November 2013 or (b) on 31 January 2014 in the event the Dental Carve Out has not occurred on or prior to 29 November 2013.

11.2
In the event of termination of this Agreement in accordance with Clause 11.1 and without prejudice to Clause 11.3, this Agreement shall thereafter become void and have no effect, except that the provisions stipulated in Clause 12 (Announcements - Confidentiality), Clause 13 (Costs), Clause 17 (Notices) and Clause 18 (Governing Law and submission to jurisdiction) shall survive such termination.

11.3	Nothing in this Clause 11 (Termination) shall relieve either Party from liability for any wilful breach of this Agreement that has arisen prior to such termination.

12.	ANNOUNCEMENTS - CONFIDENTIALITY

12.1
All the Parties shall hold, and cause its respective Affiliates, counsels and representatives, to hold in strict confidence the contents of the Agreement, the transactions contemplated hereunder and any information regarding the Target Group Companies (the “Confidential Information”) and agree not to, and cause its Affiliates, counsels and representatives not to, disclose any Confidential Information to a Third Party or to use the Confidential Information for commercial purposes.

12.2
Notwithstanding the foregoing, each Party may disclose a Confidential Information when: (i) such Confidential Information was available to the public prior to such Party’s receipt or disclosure to such Party thereof; (ii) such Confidential Information was available to such Party prior to disclosure by the other Party; (iii) such Confidential Information is required to be disclosed in connection with Clause 4 (Conditions Precedent); (iv) to the extent strictly necessary, such Confidential Information is required to be disclosed under any applicable legislation, regulation or judicial process, or (v) by mutual and written agreement of the Majority Seller and the Purchaser.

12.3
In any case, as from the date of this Agreement and until Completion, no publicity, public announcement, press release, or disclosure of the Confidential Information shall be made without the prior written consent of the Majority Seller and the Purchaser on the time, form and content of such public announcement, release or disclosure, which consent shall not be unreasonably withheld. As from the Completion Date, the Parties will be able to make public announcement, press release, or disclosure regarding the completion of the transactions contemplated hereunder but no publicity, public announcement, press release, or disclosure regarding the contents of the Agreement or the details of the transactions contemplated hereunder shall be made without the prior written consent of the Majority Seller and the Purchaser on the time, form and content of such public announcement, release or disclosure.

13.	COSTS

13.1
Unless expressly otherwise provided in this Agreement, each of the Parties shall bear its own costs, fees, charges, and other expenses (including, inter alia, its legal, accountancy and other costs, charges, fees and expenses) incurred in connection with the negotiation, preparation, execution and performance of the Agreement.

13.2
In addition, the Purchaser shall bear any transfer Tax or stamp Tax duty (or similar) due in connection with the purchase of the Target Shares (in particular, pursuant to Article 726 of the French Tax Code).

14.	ASSIGNMENT

14.1	The Agreement will be binding on the successors of each of the Parties.

14.2
The rights and obligations pursuant to the Agreement and the Warranties set out in Clause 8 above will automatically be transferred to the Purchaser’s successor in the event of a transaction involving the transfer of all the assets and liabilities of Purchaser.

14.3
The rights and obligations pursuant to this Agreement, and the benefit of the Warranties set out in Clause 8 (Representations and Warranties of the Seller), which are given by the Sellers to the Purchaser intuitu personae (in consideration of its person), may not however be transferred (either by means of a sale or contribution) by one of the Parties to a Third Party without the prior written agreement of the other Party. By way of exception to the foregoing and to Clause 14.4 below, the rights and obligations of the Purchaser pursuant to the Agreement, and the benefit of the Warranties will be automatically transferred, in the event of the transfer by the Purchaser of all the Target Shares, the Target Subsidiaries’ shares and/or the Target Shareholdings, by means of a sale, contribution or transaction involving the transfer of all the assets and liabilities of any of the Target Group Companies, in all cases to a company which is part of Purchaser’s group.

14.4
For the avoidance of doubt, it is expressly specified that any sale or other transaction concerning the Target Shares will not have any impact on the Purchaser’s rights pursuant to the Agreement and more specifically with regard to the Warranties set out in Clause 8 (Representations and Warranties of the Sellers).

15.	WAIVER

15.1
A waiver of any term, provision or condition of, or consent granted under, this Agreement shall be effective only if given in writing and signed by the waiving or consenting Party and then only in the instance and for the purpose for which it is given.

15.2
No failure or delay on the part of any Party in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or privilege preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

15.3
No breach of any provision of this Agreement shall be waived or discharged except with the express written consent of the relevant Party or Parties benefiting from, and the relevant Party or Parties obliged by, the said provision(s).

16.	INVALIDITY

16.1
In the event that any provision of this Agreement is or becomes invalid, illegal, inapplicable or unenforceable, such invalidity, inapplicability, illegality or enforceability shall not, to the extent possible, affect the validity, legality, applicability and enforceability of any other provision of this Agreement.

16.2
The Parties will negotiate in good faith in order to substitute, if possible, the relevant invalid, illegal, inapplicable or unenforceable provision with a valid, legal, applicable and enforceable provision corresponding to the original provision.

17.	NOTICES

17.1
All notices, requests, demands or other communications given or made under or in connection with the matters contemplated by this Agreement shall only be effective if made in writing and sent: (i) by registered letter with acknowledgement of receipt, (ii) by facsimile confirmed by registered letter with acknowledgement of receipt, (iii) by email confirmed by registered letter with acknowledgement of receipt, or (iv) by personal delivery with acknowledgement of receipt:

For the Majority Seller:

Upperside SA:
305 allée de Craponne
13300 Salon-de-Provence

E-mail: p.veran@aol.com
Telephone: 04 90 44 60 60
Fax: 04 90 44 60 61
Attention: Philippe Véran
Copy to: Bruno Thévenet
E-mail: brunothevenet@aol.com

For the Naxicap Sellers:

Naxicap Partners
5-7 rue de Monttessuy
75340 Paris Cedex 07
Email : Laurent.gelpi@naxicap.fr
Telephone: 01 58 19 22 20
Fax: 01 58 19 22 30
Attention: Laurent Gelpi
E-mail: eric.aveillant@naxicap.fr
Telephone: 01 58 19 22 33
Fax: 01 58 19 22 30
Attention: Erice Aveillant

For the Purchaser:

Wright Medical Group, Inc.
5677 Airline Road
Arlington, Tennessee 38002
USA

Email : james.lightman@wmt.com
Telephone: 901-867-4743
Fax: 901-867-4398
Attention: General Counsel

18.	GOVERNING LAW AND SUBMISSION TO JURISDICTION

18.1	This Agreement shall be governed by and construed in accordance with French law.

18.2
In the event of any dispute relating to or arising from this Agreement, the Parties involved in the dispute agree to make their reasonable endeavors to come to an amicable settlement between them within thirty (30) Business Days following the notice of existence of such dispute.

18.3
If the dispute has not been amicably settled as set out in Clause 18.2, the Parties agree that such dispute shall be brought before the jurisdiction of the Commercial Courts of Paris (Tribunal de Commerce de Paris).

18.4	Nothing contained in this Clause 18 shall prevent the Parties from settling any dispute by mutual agreement at any time.

19.	ENTIRE AGREEMENT

This Agreement together with any other documents referred to in this Agreement shall constitute the entire and only agreement between the Parties. Consequently, this Agreement supersedes any contract, agreement, exchange of letters (to the express exclusion of the exclusivity letter referred to in Clause 4.1.3) or verbal agreement relating to the transactions contemplated under this Agreement and that might have been entered into between the Parties prior the date of this Agreement.

20.	PURCHASER’S SUBSTITUTION

The Purchaser may substitute, at any time prior to the Completion Date, one of its Affiliates, in which case, said Purchaser shall remain jointly and severally liable for the performance by the substituted Affiliate of the Purchaser’s obligations set forth herein and, when used in this Agreement, the term “Purchaser” shall be deemed to also refer to said substituted Affiliate (except in Clause 9.5 (Purchaser’s inquiry) where the term “Purchaser” shall continue to refer to Wright Medical Group Inc. ).

Executed in Paris,
On 16 October 2013
In six (6) original copies

/s/Philippe Véran and Bruno Thévenet For Upperside SA By: Philippe Véran and Bruno Thévenet	__________/s/Pascal Girin___________ For Wright Medical Group, Inc. By: Pascal Girin
__________/s/Laurent Gelpi__________ For Naxicap Rendement 2018 By: Laurent Gelpi	___________/s/Lauren Gelpi___________ For Banque Populaire Developpement By: Laurent Gelpi
__________/s/Philippe Véran_________ By Philippe Véran	__________/s/Bruno Thévenet_________ By Bruno Thévénet

List of schedules

Schedule D	Biotech International structure chart as at the date of the Agreement
Schedule F	Index dated October 15, 2013 relating to the documents and data provided to the Purchaser through an on-line data room
Schedule 1.1	Pro forma opening balance sheet of the Target Company, Biotech Orhto and TriMed Biotech SAS (excluding the Dental Business) as at 1 July 2013
Schedule 2	Allocation of the Target Shares among the Sellers
Schedule 4.1(a)	Description of the Dental Carve Out
Schedule 4.4	Share pledge agreement
Schedule 4.5	USD 2,000,000 escrow agreement
Schedule 5.2	List of Headquarters Employees
Schedule 5.7	List of financial agreements
Schedule 5.8	List of resigning corporate officers in TriMed Biotech Inc., TriMed Biotech SAS and TriMed Hellas
Schedule 6.2.1(b)(i)	List of documents evidencing completion of the Dental Carve Out
Schedule 6.2.1(b)(iii)	Lease Agreements and main terms and conditions
Schedule 6.2.1(b)(iv)	Upperside Services Agreement
Schedule 6.2.1(b)(v)	Financial and Technical terms and conditions of the Biocétis Agreement
Schedule 6.2.1(b)(vi)	List of resigning corporate officers at the Completion Date
Schedule 7.8.2	Logos
Schedule 8.4	Target Subsidiaries and Target Shareholdings
Schedule 8.6	Agreements in connection with the TriMed JV Agreement
Schedule 8.7	Financial Statements
Schedule 8.11	Leased Properties
Schedule 8.12	Litigation
Schedule 8.13	Material Contracts
Schedule 8.14	Tax audit
Schedule 8.15	List of employees of the Target Group Companies
Schedule 8.16	Intellectual Property Rights
Schedule 8.20	Insurance Policies
Schedule 8.24	Products - Product liability
Schedule 8.25	Loans